As filed with the Securities and Exchange Commission on April 28 , 2016

Registration No. 333-209989

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Blue Water Bar & Grill, Inc.

 (Exact name of registrant as specified in its charter)

                                          Colorado

 (State or other jurisdiction of incorporation or organization)

                                            5810

 (Primary Standard Industrial Classification Code Number)

                                       46-3073820

 (I.R.S. Employer Identification Number)

   Lake Side Drive #5, Indigo Bay, Cole Bay, St. Maarten, Dutch West Indies; Tel: (949) 264-1475, Fax: (949) 607-4052

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

   Lake Side Drive #5, Indigo Bay, Cole Bay, St. Maarten, Dutch West Indies; Tel: (949) 264-1475, Fax: (949) 607-4052

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurus Financial Partners, LLC, c/o The Mailbox #5241, P. O. Box 523882, Miami, FL  33152-3882

Tel: (512) 772-1542; Fax: (512) 772-1569

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐                                                                                                        Accelerated Filer    ☐

Non-Accelerated Filer   ☐  (Do not check if a smaller reporting company)            Smaller Reporting Company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Common Stock, $0.001 par value
Shares offered by the Company	3,500,000	$0.25	$875,000	$88.12
Shares offered by Selling Stockholders	13,834,500	$0.25	$3,458,625	$348.29
Total Registration Fee	17,334,500	$0.25	$4,333,625	$436.41

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or similar transaction.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act.  Our common stock is not traded on an established public market and, therefore, these shares must be sold at a fixed price until the existing market requirement is satisfied, at which time the shares may be sold at prevailing market prices or privately negotiated prices.  The offering price is based on the fixed price our selling shareholders will be offering the shares for resale.

(3)

The registration fee has been paid previously.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

17,334,500 Shares of Common Stock

We are offering up to 3,500,000 shares of our common stock, $0.001 par value, (“Shares”) at a fixed price of $0.25 per Share.

We are offering the Shares on self-underwritten, best-efforts basis directly through our sole director, J. Scott Sitra.  The Shares will be offered at a fixed price of $0.25 per Share for a period not to exceed 180 days from the date of this prospectus.  There is no minimum number of shares required to be purchased, and, therefore, the total proceeds received by us might not be enough to sustain operations.  Mr. Sitra will not receive any commissions or other compensation from the offering for selling the Shares on our behalf.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the prospectus sections titled “Plan of Distribution” starting on page 23 and “Use of Proceeds” on page 20.

Our common stock is not listed on any national securities exchange.  Our common stock is presently quoted for trading on the Over-The-Counter Pink (“OTC Pink”) under the trading symbol “BWBG”.

In addition to the Shares we are offering, the Selling Stockholders named in this prospectus (“Selling Stockholders”) are offering up to 13,834,500 shares of our common.  OTC Pink does not qualify as an established public trading market.  Therefore, the shares being offered by the Selling Stockholders will be offered at a fixed price of $0.25 per share until the established public trading market requirement is satisfied, at which time the shares may be sold at prevailing market prices or privately negotiated prices.  We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholders.

Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  For more information their report is included in this prospectus on page F-2.

Blue Water is an early stage company and qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).  For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 6 and “Jumpstart Our Business Startups Act” starting on page 40.

There are no arrangements or plans to place any proceeds from the sale of up to 3,500,000 shares by Blue Water into an escrow, trust or similar account.  All proceeds will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

	Offering Price	Expenses (*)	Net Proceeds
Offered by Us (per Share)	$0.25	$0.009	$0.241
Offered by Us (Maximum)	$875,000	$30,937	$844,063
Selling Shareholder (per Share)	$0.25	$-0-	$0.25
Selling Shareholder (Maximum)	$3,458,625	$-0-	$3,458,625

* Estimated offering expenses.  All actual offering costs will be paid by us.  No commissions or underwriting expenses will be incurred.

The offering shall terminate on the earlier of (i) the date when the sale of all of the Shares being offered is completed or (ii) 180 days from the date of this prospectus.  We may, at our discretion, extend the offering for an additional 90 days.  In the event we extend the offering for an additional 90 days, we will notify investors by filing a post-effective amendment to our registration statement.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 9.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, the date of this prospectus is April 28 , 2016.

TABLE OF CONTENTS

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 9.  References to “we,” “us,” “our,” “Blue Water” or the “Company” mean Blue Water Bar & Grill, Inc.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and other similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

Overview of Our Business

Blue Water was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  We amended our Articles of Incorporation on October 14, 2015 to change our name to Blue Water Bar & Grill, Inc.  Subsequent to the name change, Blue Water acquired all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company, on December 15, 2015.

Presently we are developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand name.  The initial flagship location is presently under construction in St. Maarten, Dutch West Indies.  We anticipate that we will need to spend up to an additional $450,000 in construction, initial inventory purchases, and pre-opening staffing expenses in order to complete and open this restaurant, which is currently expected to open in October 2016.  We plan to finance these completion and opening expenses with a portion of the capital proceeds raised from this offering of 3,500,000 shares of our common stock.

We anticipate that we will need to generate at least $1.0 million in new financing inclusive of any net proceeds from this offering to fulfill our planned 2016 capital expenditures and maintain compliance with our regulatory filing requirements.  This offering, if successful, will provide us with approximately $844,063 of our projected 2016 capital expenditures, which will be used to complete and open the St. Maarten Blue Water Bar & Grill™, start the process of building the planned Aruba Blue Water Bar & Grill™, and maintain compliance with our regulatory filing requirements.  For more detailed information, please see Use of Proceeds on page 20.

Even if this offering is successful we will still need to seek alternative sources of financing in order to satisfy our planned 2016 capital expenditures.  Presently we have not had material discussions with any alternative sources of financing.  While we are continually exploring new sources of financing to meet our need for additional cash, including raising funds through additional sales of our equity securities and loans, we cannot provide any assurances that future efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations and may be forced to cease entirely or at a minimum curtail our business activities.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Prior Business History and Listing on OTC Bulletin Board

We were originally incorporated as Stream Flow Media, Inc. (“Stream Flow”) which was a gaming and gamification training business focused on developing online gaming and media solutions catering specifically to customer loyalty and retention (“CL&R”) applications, including corporate training solutions.  Stream Flow utilized a proprietary technology created by its founder, Gregory Galanis, to develop applications specifically branded towards the client’s business and unique needs to be used on mobile devices, social media networks, and web-based platforms.

On December 2, 2013 Stream Flow entered into an agreement with Blue Water Global Group, Inc., a company listed on the Over-The-Counter Bulletin Board (“OTCBB”) to finance and maintain a listing on the OTCBB for Stream Flow.  Stream Flow issued 20,000,000 shares of its common stock to Blue Water Global Group in exchange for covering all of the expenses associated with obtaining and maintaining a Stream Flow listing on the OTCBB, including accounting and legal fees.

Blue Water Global Group retained Taurus Financial Partners, LLC (“Taurus”), a consulting company specializing in taking private companies public on the OTCBB and maintaining compliance with ongoing regulatory filing requirements.  Taurus successfully obtained a listing on the OTCBB for Stream Flow on July 31, 2015 under the ticker symbol STMF.  Because Stream Flow was unable to generate any trading in the market and attract any new investors, its ticker symbol was delisted to the OTC Pink on October 15, 2015.

Blue Water Global Group went out of business October 18, 2015 and defaulted on its obligations to cover all costs and expenses related to our public listing.  As of December 31, 2015 Blue Water Global Group had paid ($621,003) of the expenses related to Stream Flow obtaining and maintaining its listing on the OTCBB.  Taurus covered the remaining expenses and has continued to cover ongoing expenses related to maintaining our public listing and complying with our regulatory filings.  As of December 31, 2015, we had short-term notes payable to Taurus aggregating ($102,749) for these services.

Under the Stream Flow business model we were not able to generate sufficient financing to market and grow our business, which resulted in us only attracting one client between inception on June 27, 2013 through the change of corporate name and business model on October 14, 2015.  This client contributed $10,000 in revenue for the development of a single mobile application.  Mr. Galanis determined that without a recurring source of revenue and lack of available financing the only remaining option was to discontinue Stream Flow’s operations and seek a new viable business model for the company.

Mr. Galanis reached out to Taurus and together they decided to restructure the company into a restaurant business dedicated to the Blue Water Bar & Grill™ concept.  Not having the appropriate experience for this type of business operation, Mr. Galanis and Michael Etheredge resigned from all of their positions on October 27, 2015 at which time our current sole officer and director, J. Scott Sitra, took over the management of our business.

On December 15, 2015 we completed the acquisition of all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company.  The purpose of acquiring this company through a stock acquisition was to maintain the continuance and integrity of the current St. Maarten business and directors license attached to this limited liability company, which are required prior to engaging in any type of business on the island of St. Maarten.

It is important to note that Mr. Sitra is concurrently the control person of Taurus and was the President and CEO at Blue Water Global Group prior to it going out of business.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   Blue Water has elected not to opt out of the transition period pursuant to Section 107(b).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of December 31, 2015 we had incurred ($767,824) in losses since our inception on June 27, 2013.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2016 and potentially into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

To become profitable and competitive, we have to successfully open operating restaurants pursuant to our Plan of Operation.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our management or other significant shareholders.  However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Going Concern

Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  For more information their report is included in this prospectus on page F-2.

High Degree of Risk

This offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate sufficient revenue to become profitable, we may be obliged to cease business operations due to a lack of operating capital.  We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 9 of this prospectus.

Our principal officer and sole director, J. Scott Sitra, currently controls an aggregate of 90,250,000 votes in all voting matters, or approximately 83.6%, of the eligible votes.  If we sell all of the Shares being offered in this prospectus, Mr. Sitra will still control approximately 80.9% of the then eligible votes.  Accordingly, Mr. Sitra can solely determine the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The interests of Mr. Sitra may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

In addition to retaining control over all voting matters, Mr. Sitra is also our principal executive officer and sole director.  Due to his other competing outside business interests, he presently is able to spend a maximum of about 50% of his professional time on our business, or about 20 to 25 hours per week, which may seriously handicap our overall business, financial condition and results of operations, and potentially lead to missed business opportunities resulting in you possibly losing your entire investment.

Where You Can Find Us

Our principal executive offices are located at Lake Side Drive #5, Indigo Bay, Cole Bay, St. Maarten, Dutch West Indies and our telephone number at that address is (949) 264-1475.

The Offering

Following is a brief summary of this offering:

Securities being offered by Blue Water:	Up to 3,500,000 shares of common stock, $0.001 par value
Securities being offered by the Selling Stockholders:	13,834,500 shares of common stock, $0.001 par value
Offering price:	$0.25 per share
Minimum number of shares to be sold in this offering:	None
Company capitalization:

Common Stock: 500,000,000 shares authorized; 108,009,530 shares issued and outstanding as of the date of this prospectus.

Preferred Stock: 1,000,000 shares authorized; -0- shares of preferred stock issued and outstanding as of the date of this prospectus.

Number of shares outstanding before the offering:	108,009,530
Number of shares outstanding after the offering, assuming all of the shares are sold:	111,509,530
Use of proceeds:

If we sell all 3,500,000 shares of common stock Blue Water is offering, we will generate maximum net proceeds of $844,063; we will not receive any proceeds from sales of our common stock by the Selling Stockholders.

If we sell 100% of the shares of common stock Blue Water is offering, we intend to use the projected maximum net proceeds of $844,063 to (i) complete the construction of our Blue Water Bar & Grill™ restaurant currently under construction in St. Maarten, Dutch West Indies, (ii) commence planning and initiate construction of our planned Aruba, Dutch West Indies restaurant, and (iii) for general working capital.

See Use of Proceeds on page 20 for more detailed information, which includes a detailed table illustrating how we would use the proceeds from this offering should we sell less than 100% of the shares being offered and generate less than the projected maximum net proceeds.

Lack of escrow account:

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  If we sell all 3,500,000 shares of common stock Blue Water is offering, we will generate maximum net proceeds of $844,063; we will not receive any proceeds from sales of our common stock by the Selling Stockholders.  All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Risk factors:

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See “Risk Factors” starting on page 9 and the other information contained within this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

No Required Minimum Amount of Shares Must be Sold

There is no required minimum amount of Shares that must be sold in this offering.  As a result, potential investors will not know how many Shares will ultimately be sold and the amount of proceeds we will receive from this offering.  If we sell only a few Shares, potential investors may end up holding shares in a company that:

•

has not received enough proceeds from the offering to properly pursue its business plan or even maintain existing levels of operations; and

•

has a no liquid market for its common stock.

This should be considered a substantial risk of investment, taken together with the “Risk Factors” section presented below.

RISK FACTORS

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose your entire investment.

Industry Risk Factors

Our industry is historically seasonal, especially in the Caribbean region where we intend to open our restaurants.

Our industry is historically seasonal, especially in the Caribbean region where we intend open our restaurants.  Typically the high season spans the months from November through April.  Low season, which typically spans May through October and coincides with hurricane season, often experiences unpredictable and severe weather, storms and other similar conditions which negatively impact overall tourism.  Since our restaurants will primarily cater to tourists, failure to generate sufficient sales volumes during high season could prevent our business from reaching profitability, or if profitability is ever obtained, fail to maintain such profitability.

Our industry is highly competitive and as a smaller reporting company we may be at a disadvantage to our competitors.

The restaurant industry is highly competitive in general.  Although our targeted marketplace is the Caribbean region where we will be competing primarily with “mom and pop” restaurants, which are typically comprised of smaller family or individually owned and operated non-franchised restaurants, we may have to compete in the future against larger competitors that have greater financial resources and name recognition than we have.  We anticipate facing a high level of competition when opening new restaurants for customers (both tourists and locals), securing prime leasehold locations where we wish to open our restaurants, and attracting and retaining qualified employees.  Many aspects of our business model are not proprietary and, if they prove successful, may be replicated by others.  We cannot prevent such competitors from entering the markets in which we seek to open new restaurants.

Further, because our industry is particular sensitive to cost increases and consists of mostly non-public reporting companies we may be at a competitive disadvantage because of our reporting obligations.  We face additional expenses, which a non-public restaurant business does not, including:

•

quarterly and annual PCAOB auditor fees;

•

EDGAR filing fees; and

•

legal and consulting fees related to our ongoing SEC compliance and reporting obligations.

Our non-public competitors do not incur these costs, which puts us at a competitive disadvantage.  These expenses are projected to aggregate approximately $125,000 annually in 2016.  As our business continues to grow and develop our financial statements and our SEC filings will become more complex, which we estimate will cause these compliance expenses to continue increasing annually, potentially substantially.  If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Our industry is subject to many various government regulations which could require unexpected expenditures and/or reduce our ability to generate sufficient revenues to obtain profitability.

Our industry is subject to many various laws which directly affect our organization and operations.  Each restaurant we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our restaurant is located.  The development and operation of a successful restaurant depends upon selecting and acquiring a suitable location, which is normally subject to zoning, land use, environmental, traffic, and other regulations.

Additionally, because we anticipate a significant portion of our revenue to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale.  Typically this requires the proper licensing at each restaurant location (in many cases it needs to be renewed on an annual basis).  Such licenses may be revoked or suspended for cause at any time.  These regulations often relate to many aspects of the restaurant, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.   The failure of any of our future restaurants to obtain and retain such a license would limit its ability to generate sufficient revenues to achieve profitability at that particular location, which could subsequently impact our business’s overall revenues and ability to achieve (and if achieved, maintain) profitability.

Company Risk Factors

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on June 27, 2013, and have incurred ($767,824) in losses through December 31, 2015.  We have very little operating history upon which an evaluation of our future success or failure can be made.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2016.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

We need to raise additional capital.  Failure to secure adequate financing may prevent us from generating sufficient levels of revenue which could cause our business to fail.

Our operations to date have been primarily funded by our officers, directors, and current stockholders.  We estimate that we will need to generate at least $1.0 million in new financing during the fiscal year ending December 31, 2016 in order to satisfy our planned capital expenditures and maintain sufficient levels of working capital.  Further, in order to proceed with our long-term plans, we anticipate that we will need to generate at least $4 to $5 million in additional financing.

Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we are unable to generate profits or unable to obtain additional funds to meet our working capital needs, we may need to cease or curtail our business operations.  Further, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover our projected expenditures over the next 12 months.

If we are not able to obtain sufficient additional financing, we may have to cease operations and investors will lose their entire investment.

There is substantial uncertainty as to whether we will continue operations.  If we discontinue operations, you could lose your entire investment.

Our independent registered public accounting firm has discussed their uncertainty regarding our business operations in their audit report dated April 7, 2016 which is part of the financial statements that are part of this prospectus.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such, we may have to cease operations and you could lose your entire investment.

Focusing all of our business interests entirely on the Caribbean region may result in increased costs and risks.

We are presently constructing our first Blue Water Bar & Grill™ restaurant in St. Maarten, Dutch West Indies and intend to expand the concept to other islands throughout the Caribbean region.  Because most islands within the Caribbean region are independent nations or territories of other sovereign nations, operating internationally throughout the Caribbean region will expose us to a number of risks on each island we chose to operate, including:

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risks of social, political, and economic instability;

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risks of increases in duties and taxes;

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labor risks, including attracting and retaining qualified local workers, general labor unrest, and complying with different labor laws on each island we operate;

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risks relating to government corruption and anti-bribery laws;

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changes in laws and policies governing the operations of foreign-based companies; and

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we may be exposed to exchange rate risks if some of our future revenues and expenses are incurred in foreign currencies that fluctuate independently of the US dollar.

We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, potentially causing us to cease operations and you to lose your entire investment.

Because all of our future operating activities and profits, if any, will be generated outside of the United States, we may be subjected to restrictions or substantial tax consequences should we try to repatriate our funds to the United States, thereby potentially limiting our ability to conduct future business within the United States.

All of our intended future business operations will be conducted within the Caribbean region.  Although we have not experienced any delays or restrictions on transferring cash between the United State and Caribbean region, we could be subjected to restrictions and unexpected delays on transferring our cash balances into or out of the US under the provisions of the Patriot Act or applicable Anti-Money Laundering (AML) laws.  Should our banking institution or the US government take such precautions to verify the source of our funds, they could suspend transfers of our cash to the US until such verification procedures are completed, which could delay the transfer of our funds by several business days.  Such verification procedures could be enacted if either our bank or the US government were to suspect any of the funds held in our accounts were linked to:

•

financing terrorism;

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illicit profits from drug trafficking; or

•

proceeds from money laundering activities.

In addition to the foregoing considerations, we will also be subjected to other tax considerations when repatriating our funds in the United States.

Under current law taxes profits earned by US corporations abroad may be deferred indefinitely, as long as those profits remain in the country they were earned.  Because the countries in the Caribbean region where we intend to operate levy little to no corporate income taxes, it will be in our interest to maintain our profits, if any, where they are earned.

Should we wish to repatriate our profits to the United States, those profits would be subject to US income taxes, less applicable foreign tax credits.  Because the United States currently has one of the highest corporate tax rates in the world (35%), repatriating funds in the United States could significantly increase our overall effective tax rate which would have a material adverse effect on our results of operations and financial condition and impede our ability to grow and expand our business.

We intend to retain most, if not all, of our profits outside of the United States.  We intend to repatriate only enough funds annually to maintain our US operations, which presently, and will continue to, consist of maintaining reporting and compliance requirements with the Securities and Exchange Commission, which we project to aggregate approximately $125,000 annually in 2016.  As our business continues to grow and develop our financial statements and our SEC filings will become more complex, which we estimate will cause these compliance expenses to continue increasing annually, potentially substantially.  If these expenses increase substantially, then our effective tax rate may also increase as the amount of funds we are required to repatriate each fiscal year increases.

As a holder of our common stock, a delay in repatriating our funds or an increase in our overall effective tax rate could result in you experiencing:

•

lower per share earnings, if any, relating to our common stock; and

•

a decrease in the valuation or loss in your investment in our common stock.

Our principal officer and sole director, J. Scott Sitra, currently controls approximately 83.6% of our eligible votes in all voting matters.  Accordingly, Mr. Sitra can solely determine and control all corporate decisions, even if such decisions may not be in the best interest of minority shareholders.

Our principal officer and sole director, J. Scott Sitra, currently controls an aggregate of 90,250,000 votes in all voting matters, or approximately 83.6%, of the eligible votes.  If we sell all of the Shares being offered in this prospectus, Mr. Sitra will still control approximately 80.9% of the then eligible votes.  Accordingly, Mr. Sitra can solely determine the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The interests Mr. Sitra may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

The success of our business depends heavily on key personnel, particularly J. Scott Sitra, and his business experience and understanding of our industry.  Our business would likely fail if we were to lose his services.

The success of our business will depend heavily upon the abilities and experience of our principal executive officer J. Scott Sitra.  The loss of Mr. Sitra would have a significant and immediate impact on our business, results of operations, and overall financial condition.  Further, the loss of Mr. Sitra would force us to seek a replacement or replacements who may have less general business experience and, in particular, experience in our industry, fewer industry contacts, and less understanding of our overall business plan.  We can make no assurances that we will be able to find a suitable replacement should Mr. Sitra depart, which could force us to curtail operations and/or cease operations, whereby you could lose your entire investment.

Mr. Sitra is not presently covered by an employment agreement nor is he subject to a non-compete agreement which would survive the termination of his employment.  Mr. Sitra can terminate his relationship with us at any time without cause.  Further, we do not carry “key person” insurance on any employee, including Mr. Sitra.  The departure of Mr. Sitra would most likely have a severe and negative impact on our overall business and cause us to cease operations, whereby you could lose your entire investment.

In addition to our dependency on Mr. Sitra’s continued services, our future success will also depend on our ability to attract and retain additional future key personnel, especially in the areas of restaurant managers.  We face intense competition for these individuals from well-established and better financed competitors.  We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Because our principal executive officer, J. Scott Sitra, devotes a limited amount of his time to our operations our business could fail if he is unable or unwilling to devote a sufficient amount of time to our business.

The responsibility of developing our core business, securing the financing necessary to complete the construction of our first restaurant, and fulfilling the reporting requirements of a public company all fall upon our principal executive officer, J. Scott Sitra.  Mr. Sitra presently dedicates approximately 50% of his professional time to Blue Water, or between 20 and 25 hours per week.

We have not formulated a plan to resolve any possible conflict of interest with Mr. Sitra’s other competing business activities, which principally involves his position as President and Chief Executive Officer at Taurus Financial Partners,

LLC.  Mr. Sitra presently is not under an employment agreement with any of his business interests, including our business.  If he were to enter into such an agreement with an outside business interest, he could be forced to resign from our business or devote even less time to our business interests than he presently does.

In the event Mr. Sitra is unable to fulfill any aspect of their duties, we may experience a shortfall or complete lack of revenue resulting in little or no profits and the eventual closure of our business, whereby you may lose your entire investment.

Our principal officer also serves as our sole director on our Board of Directors.  As such, he has the ability to unilaterally decide all non-voting matters, including the ability to establish compensation packages, most notably his own.

Our principal officer, J. Scott Sitra, also serves as our sole director on our Board of Directors.  As such, and in all non-voting matters, he can unilaterally determine corporate actions by issuing a Resolution of the Board of Directors.  The interests of our sole director may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.  In particular, and at his sole discretion, he may establish his own compensation package which could be contrary to the interests of other shareholders and possibly prevent us from ever achieving profitability, have a negative impact on our overall business, and result in you losing all or part of your investment.

Our Sole Director and Principal Executive Officer, J. Scott Sitra, may be subject to conflicts of interest.

Our Sole Director and Principal Executive Officer, J. Scott Sitra, has potential conflicts of interest in his dealings with us.  Circumstances under which a conflict of interest could arise between us and Mr. Sitra include:

•

Mr. Sitra is free to arbitrarily establish his own compensation;

•

Future compensation agreements with Mr. Sitra or others will not be negotiated at arm’s-length as would normally occur if the agreements were with unaffiliated third parties;

•

Acquisitions and purchases or sales of assets and other similar transactions can be made without due diligence or extended negotiation; and

•

Business combinations or the implementation anti-takeover “poison pill” preventative measures.

We have not formulated a policy for potential conflicts of interest that may arise between us and Mr. Sitra.  If a potential conflict of interest arises and cannot be resolved, the result could be contrary to the interests of other shareholders and prevent us from ever achieving profitability, have a negative impact on our overall business, and result in you losing all or part of your investment.

The projected costs and other related expenses used in our business plan are estimates made by our management.  Our actual costs related to opening our proposed restaurant may differ significantly.

The projected costs and other related expenses in our business plan and in the Plan of Operation starting on page 31 of this prospectus are mere cost estimates and forecasts made by our management.  Our actual costs related to opening and operating our proposed restaurant may differ significantly from these estimates, which could have a negative impact on our overall business, cause our business to fail, and result in you losing all of your investment.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Colorado corporation.  Colorado law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim.  Colorado law also authorizes Colorado corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director.  Our organizational documents provide for this indemnification to the fullest extent permitted by Colorado law.

We currently do not maintain any insurance coverage.  In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments.  We have not maintained liability insurance in the past, but intend to acquire such coverage immediately upon resources becoming available.  There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

We may incur additional risks and significant increases in annual costs to remain a public company, which requires us to maintain compliance with Securities and Exchange Commission reporting requirements.  We may not be able to absorb such increased annual costs.

We may incur additional risks and significant increases in annual costs associated with our public company reporting requirements, which include:

•

compliance with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC;

•

compliance with all applicable SEC rules and regulations, including reporting in a timely manner our quarterly and annual operating results, which will significantly increase our legal and financial compliance costs and make some activities more time consuming; and

•

increased exposure to broader shareholder claims and litigation may make it more difficult and more expensive for us to obtain director and officer liability insurance.  Without obtaining such insurance coverage, which we currently do not have, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Presently we estimate these additional reporting and compliance requirements are projected to aggregate approximately $125,000 annually in 2016.  As our business grows and develops our financial statements and our SEC filings will become more complex, we anticipate these annual costs will increase, potentially substantially.  Additionally, we have not obtained quotes for officers and directors insurance and will not do so until we begin generating sufficient cash flows to pay the annual premiums on such a policy.    Further, we may not be able to absorb these costs of being a public company which could negatively affect our business operations and may result in you losing your entire investment.

Risk Factors Relating to this Offering

We are attempting to sell 3,500,000 shares of our common stock through this offering without an underwriter and may be unable to sell any Shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the Shares.  We intend to sell our shares through our President and Chief Executive Officer, J. Scott Sitra, who will receive no commissions or other forms of compensation for doing this for us.  Mr. Sitra will offer the Shares to friends, family members, and other business associates.  However, there is no guarantee that he will be able to sell any of the Shares.  Unless he is successful in selling the Shares and we receive the proceeds from this offering, we may have to seek alternative financing before we are able to proceed with our business plan.

There is no minimum amount of Shares which have to be sold in this offering for us to close.  If we do not sell enough Shares to implement our business plan, you might lose your entire investment.

There is no required minimum amount of Shares that must be sold in this offering.  As a result, potential investors will not know how many shares will ultimately be sold nor the minimum amount of proceeds we will receive from the offering, which might be nothing.  If we sell only a few Shares, potential investors may end up holding shares in a company that:

•

has not received adequate proceeds from this offering to continue ongoing operations; and

•

does not have enough capital to properly implement its business plan.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  If we file for, or are forced into, bankruptcy protection, investors will lose their entire investment.

We have not made any arrangements to place the proceeds from this offering into an escrow, trust or similar account.  If we sell all 3,500,000 shares of common stock Blue Water is offering, we will generate maximum net proceeds of $844,063; we will not receive any proceeds from sales of our common stock by the Selling Stockholders.  Proceeds from this offering, if any, will be immediately available to us for general corporate purposes.  If we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, any funds invested in this offering will become part of the bankruptcy estate and administered according to the bankruptcy laws.  As such, any funds invested in this offering will be used to pay creditors and, if there are not sufficient funds to pay all creditors, you will lose your investment.

Funds raised in this offering are available for immediate use and at the discretion of our management.

The funds raised from this offering of our common stock will be available to Blue Water for immediate use and such uses as to be determined exclusively by our management.  If we sell all 3,500,000 shares of common stock Blue Water is offering, we will generate maximum net proceeds of $844,063; we will not receive any proceeds from sales of our common stock by the Selling Stockholders.  Management will have immediate access to the funds raised.  You will not have the right to withdraw your funds during the offering.  As such, any funds invested in this offering may be used in their entirety before we are able to generate sufficient revenue to achieve profitability and, if we are unable to achieve profitability, you may lose your investment.

Competition from the Selling Stockholders to sell shares of our common stock in this offering may hinder or prevent us from successfully selling the 3,500,000 shares being offered by Blue Water.

Blue Water is offering up to 3,500,000 shares of its common stock through this offering and the Selling Stockholders are offering an aggregate of 13,834,500 shares of our common stock.  While the Selling Stockholders are not required to sell any of their shares of our common stock it is likely they will and may do so aggressively.  If the Selling Stockholders do sell and sell aggressively their actions could result in a substantially reducing potential demand for this offering and limit the number of prospective investors interested in purchasing the shares Blue Water is offering.  Further, these potential sales by the Selling Stockholders could have a depressing effect on the market price of Blue Water’s common stock, should a market ever develop.

It is important to note that Blue Water will not receive any of the proceeds from the sales of our common stock by the Selling Stockholders.  Should the Selling Stockholders’ attempts to sell their shares of our common stock cause Blue Water to be unsuccessful with its efforts to sell the shares it is offering, then Blue Water may be forced to cease or curtail operating activities until a new source of adequate financing can be located.

Risk Factors Relating to Our Common Stock

There is a limited, volatile, and sporadic public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop, of if developed, be sustained.  Even if a trading market does develop, you may not be able to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is presently a limited public trading market for our registered common stock which presently trades on the Over-The-Counter Pink (“OTC Pink”) under the trading symbol “BWBG”.

Even though our registered common stock is approved for quotation and electronic trading on the OTC Pink, the number of institutions and/or persons interested in purchasing our registered common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including, among others, the fact that we are a small and unproven company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community responsible for generating or influencing trading volume, and that even if we were to come to the attention of such institutions and/or persons, they tend to be more risk averse and may be reluctant to follow an unproven business such as ours or purchase or recommend the purchase of our shares until such time as we have demonstrated sufficient success with our business plan.  As such, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without adversely affecting their share price.  We cannot assure you that an active public trading market for our registered common stock will develop and, if developed, be sustained.

Even if a sustained active public trading market develops for our registered common stock, the market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•

variations in our quarterly operating results;

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changes in general economic conditions and consumer spending habits;

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announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•

loss of a significant distributor, retailer, partner or joint venture participant; and

•

the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We do not intend to pay any dividends on our common stock, therefore there are limited ways in which you can make a profit on any investment in Blue Water Bar & Grill, Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we may seek additional funding in the future, our future funding sources may likely prohibit us from paying any dividends.  Because we do not intend to declare dividends, any gain on an investment in our shares of common stock will need to come through the appreciation of our common stock’s share price, for which we can give no assurances that our common stock will ever appreciate in value and, even if it does appreciate in value, that you will be able to sell your shares of our common stock for a profit.

We have certain anti-takeover provisions and may issue additional stock, both common and preferred, without shareholder consent which may make it difficult, if not impossible, to replace or remove our current management and could also result in significant dilution to an investment in our common stock.

Our Articles of Incorporation, as amended, authorizes the issuance of up to 500 million shares of common stock and of up to 1 million shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock.  The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  Additionally, the issuance of additional common stock or preferred stock in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of April 11, 2016 we could issue up to an additional 391,990,500 shares of common stock without shareholder consent.

We are presently subject to the "Penny Stock" rules of the SEC which could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, and increase your transaction costs to sell shares of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information, investment experience and investment objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock presently trades under $5 a share and is subject to the “penny stock” rules.  The continued application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, or cause an increase the transaction costs related to of our common stock.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell some or all of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year).  Affiliates may sell after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements.

The 17,334,500 shares of common stock registered in this offering (3,500,000 being offered by Blue Water and 13,834,500 being offered by the Selling Stockholders) will be freely tradable without restrictions under the Securities Act.  No shares held by our affiliates (officers, directors or 10% shareholders) are being registered hereunder.

As of April 11, 2016 we had 108,009,530 shares of our common stock issued and outstanding.  Of these shares currently issued and outstanding:

•

950,000 are freely tradable without restrictions (commonly referred to as the “public float”);

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30 shares represent the restricted capital stock of Blue Water Bar & Grill, N.V., a wholly owned subsidiary;

•

90,250,000 are restricted from transfer or resale pursuant to a lockup agreement through October 12, 2020, after which time they will become subject to the restrictions and sale limitations imposed by Rule 144; and

•

16,809,500 are subject to the restrictions and sale limitations imposed by Rule 144 (of these shares, 13,834,500 are being registered in this offering for immediate resale without any limitations imposed by Rule 144).

Under Rule 144, these shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, one year after the date Blue Water files “Form 10 information” with the SEC.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act.  Blue Water filed a Registration Statement on Form S-1 with the SEC on March 7, 2016 that included current “Form 10 information”.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

We expect volatility in the price of our common stock to continue, which may subject us to securities litigation and thereby divert our resources which may materially affect our profitability and results of operations or force us to cease operations.

Our common stock is thinly traded and can be characterized by significant price volatility when compared to seasoned issuers.  We expect that our share price will be continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may, in the future, be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities, could divert management's attention and resources, and could ultimately force us to cease operations whereby you could lose your entire investment.

We have identified deficiencies in our current internal controls over financial reporting.  Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Our business is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  We have, through the participation of our sole officer and director, J. Scott Sitra, assessed the current effectiveness of our internal control over financial reporting.  In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of The Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on that assessment under such criteria, management concluded that our current internal controls over financial reporting are not effective due to control deficiencies that constituted material weaknesses.

We have identified a lack of sufficient personnel in the accounting function due to the limited resources of Blue Water with appropriate skills, training, and experience to perform the review processes to ensure the complete and proper application of generally accepted accounting principles.  To this extent, we have identified specific remedial actions we intend to undertake prior to the end of the current fiscal year ending December 31, 2016 to address the current material weaknesses described above:

•

Improve the effectiveness of the accounting group by augmenting our existing resources with additional outside consultants to improve segregation procedures and to assist in the analysis and recording of complex accounting transactions and preparation of tax disclosures; and

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Improve segregation procedures by strengthening cross approval of various functions, particularly quarterly and annual internal audit procedures.

If we are unable to implement the above changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We have elected to use the extended transition period for complying with the new or revised accounting standards under Section 102(b)(2)(B) of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the  adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

FORWARD LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, success in developing and managing high volume restaurant properties and concepts, our ability to develop our core business model and execute on our business plan and expansion strategies, and our ability to finance and sustain operations.  We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any shares of our common stock offered by the Selling Stockholder (see “Selling Stockholders” on page 22).  If we are able to sell all of the 3,500,000 shares of our common stock we are offering through this prospectus, then we will generate net proceeds of approximately $844,063.

We intend to use the proceeds of this offering (i) to complete the construction of our Blue Water Bar & Grill™ restaurant currently under construction in St. Maarten, Dutch West Indies, (ii) commence planning and initiate construction of the second planned Blue Water Bar & Grill™ in Aruba, Dutch West Indies, and (iii) for general working capital.

Our offering is being made on a self-underwritten basis.  No minimum number of shares must be sold in order for the offering to proceed.  The offering price is fixed at $0.25 per share.  The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by us.  If less than $600,000 is raised in this offering, we intend to continue operating on a limited basis, meeting only our SEC filing obligations while we seek alternative sources of financing to allow us to proceed with our planned capital expenditures.  However, (i) we currently have no alternative sources of financing, (ii) we will not commence seeking alternative sources of financing until this registration statement is effective, and (iii) we cannot provide investors with any assurance that we will be able to raise sufficient funds from this offering or any alternative sources of financing to proceed with any material business development and activities.

USE OF PROCEEDS	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold

Gross Proceeds	$218,750	$437,500	$656,250	$875,000
Estimated Offering Expenses	30,937	30,937	30,937	30,937
Estimated Net Proceeds	$187,813	$406,563	$625,313	$844,063
SEC Reporting and Compliance (12 months)	150,000	150,000	150,000	150,000
Complete Construction of St. Maarten Restaurant (1)	-	-	350,000	350,000
St. Maarten Permitting and Licensing (2)	-	-	5,000	5,000
Initial Inventory (3)	-	-	70,000	70,000
Pre-Opening Expenses (4)	-	-	25,000	25,000
Aruba Pre-Construction Expenses (5)	-	-	-	150,000
Working Capital	37,813	256,563	25,313	94,063
TOTALS	$187,813	$406,563	$625,313	$844,063

(1)

As of April 11, 2016, construction of the St. Maarten Blue Water Bar & Grill™ location is approximately 65% completed.  These completion funds will be used to erect the tiki roof, install the kitchen equipment, and complete the finishes (tile, paint, doors, etc.)

(7)

Comprised of a General Business License (1,550 Naf.), Coffee House License (Liquor License, 5,020 Naf.), Restaurant License (470 Naf.), and legal and notary services (US$1,000).  The Guilder (Naf), which is the official currency of St. Maarten, Dutch West Indies, tracks the dollar with a fixed government conversion price of US$1 = 1.78 Naf.

(3)

Initial inventory comprised of food, alcohol, and logo merchandise for the retail shop.

(2)

Consisting of a general manager, six floor wait staff, four bartenders (the head bartend will also act as the bar manager), four kitchen employees (the head chef will also act as the kitchen manager), and one dishwasher.

(4)

These projected expenses include the expense of locating a suitable construction site in Aruba, retaining local legal counsel, preparing architectural and engineering plans, and sending the completed plans to local general contractors for bidding.

Contingency Financing

While we believe we will be successful with this offering, we can offer no assurances that any of the 3,500,000 shares being offered by Blue Water will be sold.  Further, we have no current contingency plans for alternative sources of financing that would enable us to proceed with our planned capital expenditures should this offering fail to generate sufficient funds.

We have not had material discussions with any alternative sources of financing.  While we are continually exploring new sources of financing to meet our need for additional cash, including raising funds through additional sales of our equity securities and loans, we cannot provide any assurances that future efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations and may be forced to cease entirely or at a minimum curtail our business activities.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by us.  The offering price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a company.  In determining the number of shares to be offered and the offering price, we took into consideration the amount of money we would need to (i) to complete the construction of our Blue Water Bar & Grill™ restaurant currently under construction in St. Maarten, Dutch West Indies, (ii) commence planning and initiate construction of the second planned Blue Water Bar & Grill™ in Aruba, Dutch West Indies, and (iii) maintaining compliance with our regulatory filing requirements.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering of up to 3,500,000 new shares of common stock offered by Blue Water.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  As of December 31, 2015, the net tangible book value of our shares of common stock was $418,484, or $0.003889 per share based upon 107,609,530 shares issued and outstanding.

Assuming all 3,500,000 shares offered by Blue Water through this prospectus are sold, and in effect we receive the maximum estimated net proceeds of this offering, our net book value will be approximately $1,021,020, or $0.009189 a share.  Therefore, any investor will incur an immediate loss of approximately ($0.340811) per share while our existing stockholders will receive an increase of $0.00966 per share in net tangible book value.  This would result in an immediate dilution of 97.4% for purchasers of stock in this offering.

The following table represents a comparison of the prices paid by purchasers of our common stock in this offering and our original stockholders, based on assumptions that we sell 25%, 50%, 75% and 100% of the offering, respectively:

	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold

Offering price per share (1)	$0.35	$0.35	$0.35	$0.35
Book value per share before offering	$0.003889	$0.003889	$0.003889	$0.003889
Book value per share after offering	$0.006114	$0.008585	$0.011017	$0.013411
Net increase per share to original shareholders	$0.002225	$0.004696	$0.007128	$0.009522
Decrease in investment per share to new shareholders	$0.343886	$0.341415	$0.338983	$0.336589
Dilution to new shareholders	98.3%	97.6%	96.9%	96.2%
Number of shares after offering held by new investors	875,000	1,750,000	2,625,000	3,500,000
Percentage of ownership after offering by new investors	0.8%	1.6%	2.4%	3.2%

(1)

The offering price is estimated at the maximum proposed aggregate selling price of $0.35 a share for the sole purpose of illustrating potential dilution to prospective investors in this offering.

SELLING STOCKHOLDERS

The following section presents information regarding the Selling Stockholders.  The Selling Stockholders table and the accompanying notes describe the Selling Stockholders and the number of shares of our common stock being offered.

We are registering 13,834,500 shares of our common stock owned by and on behalf of the Selling Stockholders named in the table below. We will pay all costs, expenses, and fees related to the registration of these shares, including all registration and filing fees, printing expenses, legal fees, and other associated costs, if any.

We will not be offering any shares on behalf of the Selling Stockholders.  The Selling Stockholders are not required to sell their shares, nor have they indicated to us, as of the date of this prospectus, an intention to sell any of their shares being registered.  The Selling Stockholders are offering their shares of our common stock for their own account.  We will not receive any proceeds from the sale of the Selling Stockholders’ shares.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by the Selling Stockholders, including:

•

The number of shares of our common stock owned prior to this offering;

•

The total number of shares of our common stock that is being offered through this prospectus;

•

The total number of shares that will be beneficially owned upon completion of this offering; and

•

The percentage of ownership upon completion of this offering.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered	Beneficial Ownership of Shares After Offering (1)	Percentage of Common Stock Owned After Offering (2)

Aaron Mase	155,000	155,000	-0-	0%
John Kile	55,000	55,000	-0-	0%
Douglas Wright	12,500	12,500	-0-	0%
Thomas Armbruster	73,000	73,000	-0-	0%
Thomas Drechsler	70,000	70,000	-0-	0%
Thomas McCue	94,000	94,000	-0-	0%
Annika Prim	4,975,000	4,975,000	-0-	0%
Nina Edstrom	5,000,000	5,000,000	-0-	0%
Seaside Advisors, LLC (3)	1,500,000	1,500,000	-0-	0%
Blackbridge Capital, LLC (4)	1,750,000	1,750,000	-0-	0%
Tri-Bridge Ventures, LLC	150,000	150,000	-0-	0%
Totals	13,834,500	13,834,500	-0-	0%

(1)

Based upon beneficial ownership information reported to us as of April 11, 2016.

(2)

Assuming we sell all of the shares being offered through this prospectus we will then have 111,359,500 shares issued and outstanding.

(3)

Lawrence Adams has voting and dispositive power of the securities held by this selling stockholder.

(4)

Alexander Dillon has voting and dispositive power of the securities held by this selling stockholder.

(5)

John Forsythe has voting and dispositive power of the securities held by this selling stockholder.

PLAN OF DISTRIBUTION

Shares Offered by Us

We are offering for sale up to 3,500,000 shares of our common stock in a “best-efforts” direct public offering without any involvement of underwriters fixed price of $0.25 per share.  This prospectus is part of a prospectus that permits our President and Chief Executive Officer, J. Scott Sitra, to sell the shares of common stock directly to the public with no commission or other form of compensation for any shares he may sell under this offering.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Mr. Sitra will sell the shares and intends to offer them to friends, family members, and personal and professional acquaintances.  In offering the securities on our behalf, Mr. Sitra will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  In his endeavors to sell this offering, Mr. Sitra will not use any mass-advertising methods such as the Internet or print media.

Mr. Sitra will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an issuer, may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1)

The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2)

The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3)

The person is not at the time of their participation, an associated person of a broker-dealer; and

4)

The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Sitra is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer.  He is and will continue to be a Blue Water executive officer and director at the end of this offering and is not currently and has not been during the last 12 months a broker-dealer or associated with a broker-dealer.  Mr. Sitra has not during the last 12 months and will not in the next 12 months offer or sell securities for another corporation.

Terms of the Offering

We are offering for sale up to 3,500,000 shares of our common stock in a “best-efforts” direct public offering without any involvement of underwriters.  We are offering the shares through a “self-underwritten” offering, directly through our President and Chief Executive Officer, J. Scott Sitra.  The shares will be offered for a period of up to one-hundred and eighty (180) days from the date of this prospectus, unless extended by Blue Water’s Board of Directors for no more than an additional ninety (90) days.  There is no minimum number of shares required to be purchased.  No commission or other compensation related to the sale of the shares will be paid to Mr. Sitra.  The intended methods of communication include, without limitations, telephone, and personal contact.

The offering shall terminate on the earlier of (i) the date when the sale of all of the shares being offered is completed or (ii) 180 days from the date of this prospectus.  We may, at our discretion, extend the offering for an additional 90 days.  In the event we extend the offering for an additional 90 days, we will notify investors by filing a post-effective amendment to our registration statement.

There can be no assurance that any of the shares will be sold.  We have not entered into any agreements or arrangements for the sale of the shares with any broker-dealer or sales agent, nor do we intend to enter into any such agreement or arrangement with any broker-dealer or sales agent.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold only in those states if they have been registered or qualified for sale or an exemption from such registration or qualification requirement is available and with which we have complied.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must: (i) execute and deliver a subscription agreement; and (ii) wire transfer or deliver a check or certified funds to us for acceptance or rejection.  All checks for subscriptions must be made payable to Blue Water Bar & Grill, Inc.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust, or similar account.  Because this is a best efforts offering, once a subscription is accepted by us, we will have immediate availability to use the subscription proceeds, regardless of whether we are able to place the entire offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within two (2) business days after we receive them.

Shares Offered by the Selling Stockholders

The Selling Stockholders may sell some or all of their shares of our common stock in one or more transactions, including block transactions.  There are no arrangements, agreements, or understandings with respect to the sale of these securities.  These shares may be offered and sold by the Selling Stockholders at a fixed price of $0.25 per share until our common stock is quoted on either the OTCQB or other established public trading market and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

We can provide no assurance that any or all of the shares of our common stock offered by the Selling Stockholders will be sold.

We will pay all costs, expenses, and fees related to the registration of our shares of common stock owned by the Selling Stockholders, which are estimated at $30,937.  The Selling Stockholders, however, will pay any commissions or other fees payable to broker-dealers in connection with any sale of their shares of our common stock.

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our shares of common stock.  In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of our common stock, and therefore be considered to be an underwriter, they must comply with applicable securities laws and, among other things:

•

Not engage in any market stabilization activities in connection with our common stock, should a market ever develop;

•

Furnish each broker-dealer through which our common stock may be offered copies of this prospectus, along with any supplements or amendments, as may be required by such broker-dealer; and

•

Not bid for or purchase any of our shares of common stock or attempt to induce any person to purchase any of our shares of common stock other than as permitted under the Exchange Act.

We have advised the Selling Stockholders that if a particular offer of our shares of common stock is to be made on terms constituting a material change from the information described in this “Plan of Distribution” section of the prospectus, then, to the extent required, a prospectus supplement must be distributed setting forth such terms and related information as required.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Applicable to the Offering by Us and the Selling Stockholder

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•

approve the transaction for the customer's account;

•

obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;

•

obtain from the customer information regarding his investment experience;

•

make a determination that the investment is suitable for the investor;

•

deliver to the customer a written statement for the basis for the suitability determination;

•

notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and

•

provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Pink under the trading symbol “BWBG”.  Currently there is only a limited, sporadic, and volatile market for our stock on the OTC Pink.

The following table sets forth the high and low sales prices of our common stock as reported by the OTC Pink for the periods indicated.  These prices represent prices between inter-dealer prices, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	High	Low
Year Ended December 31, 2015
Third Quarter (1)	$0.01	$0.01
Fourth Quarter	0.01	0.01

Year Ending December 31, 2016
First Quarter (through April 11, 2016)	$0.25	$0.01

(1)

Our common stock received clearance from FINRA to trade on the OTC Bulletin Board on July 31, 2015 and was subsequently delisted to the OTC Pink on October 15, 2015 for lack of active quoting.

On April 11, 2016 the most recent reported trade for our common stock was $0.25.

Holders of Record

As of April 11, 2016, we had 108,009,530 shares of our common stock issued and outstand held by approximately 50 stockholders of record; this figure does not include any shareholders electing to beneficially own their shares through nominees such their stock broker or other financial institution.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Penny Stock Regulations and Restrictions on Marketability

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading, (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws, (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price, (d) contains a toll-free telephone number for inquiries on disciplinary actions, (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks, and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock, (b) the compensation of the broker-dealer and its salesperson in the transaction, (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock, and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock.  Therefore, stockholders may have difficulty selling their shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Blue Water was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  We amended our Articles of Incorporation on October 14, 2015 to change our name to Blue Water Bar & Grill, Inc.  Subsequent to the name change, Blue Water acquired all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company, on December 15, 2015.  Presently we are developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand name.  The initial flagship location is presently under construction in St. Maarten, Dutch West Indies.

We are an emerging growth company.  Our independent registered public accounting firm has issued a going concern opinion in their audit report included in the financial statements that are a part of this prospectus.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  Although we are executing our business plan we are not presently generating any revenue and cannot meet our ongoing current financial obligations, particularly our ongoing reporting requirements with the SEC.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we presently are exploring other such sources of funding, including raising funds through an offering of our common stock and loans.  If we are unable to raise this additional funding, we may have to suspend operations until we do raise the cash or cease operations entirely.

The following discussion should be read in conjunction with our financial statements and the notes thereto and the other information included in this prospectus.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we have to successfully open operating restaurant properties throughout the Caribbean region.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Results of Operations

For the ease of reference, we refer to the fiscal year ended December 31, 2015 as fiscal 2015 or the fiscal year ended December 31, 2015 and the fiscal year ended December 31, 2014 as fiscal 2014 or the fiscal year ended December 31, 2014.

Fiscal Year Ended December 31, 2015 and 2014

Revenues.  We did not generate any revenue in fiscal 2015 compared to generating $10,000 in revenue during fiscal 2014.  The reason for the decrease in revenue during fiscal 2015 compared to fiscal 2014 was the consulting project responsible for generating the revenue was completed during fiscal 2014.  Since the completion of that project we have not generated any revenue and have subsequently changed our business plan to focus on developing a chain of casual dining restaurants throughout the Caribbean region under the brand name Blue Water Bar & Grill™.

Operating Expenses.  Our total operating expenses for fiscal 2015 were $204,880, which is a $123,720, or 152.4%, increase compared to operating expenses of $81,160 for the same period a year ago.  Our increase in operating expenses was primarily attributable to increased legal and consulting fees associated with development expenses related to the St. Maarten, Dutch West Indies Blue Water Bar & Grill™ and higher general operating expenses and higher costs related to our ongoing SEC reporting requirements, which have consisted primarily of legal, accounting and outside consulting fees.

(Loss) From Operations.  Our loss from operations for fiscal 2015 was ($204,880), which is a $133,720, or 187.9%, increase compared to a loss from operations of ($71,160) for the same period a year ago.  Our increase in operating loss was primarily attributable to increased legal and consulting fees associated with development expenses related to the St. Maarten, Dutch

West Indies Blue Water Bar & Grill™ and higher general operating expenses and higher costs related to our ongoing SEC reporting requirements, which have consisted primarily of legal, accounting and outside consulting fees.

Other Income (Expenses).  During fiscal 2015 we incurred an aggregate of ($8,694) in other expenses compared to ($10) for the same period a year ago.  These other (expenses) were solely comprised of imputed interest expenses relating to an outstanding note payable from a related party.

Net Income (Loss).  We had a net loss of ($213,574) for fiscal 2015 compared to a net loss of ($71,170) for the same period a year ago, which represented a $142,403, or 200.1%, increase in net loss.  The increase in net loss was primarily attributable to increased legal and consulting fees associated with development expenses related to the St. Maarten, Dutch West Indies Blue Water Bar & Grill™ and higher general operating expenses and higher costs related to our ongoing SEC reporting requirements, which have consisted primarily of legal, accounting and outside consulting fees.

Total Stockholders’ Deficit.  Our stockholders’ deficit was ($767,824) as of December 31, 2015.

Liquidity and Capital Resources

As of December 31, 2015, we had assets totaling $637,869, which was comprised of construction costs to date for our Blue Water Bar & Grill™ presently under construction in St. Maarten, Dutch West Indies.

As of December 31, 2015, we had total liabilities of ($219,385), which consisted of accounts payable of ($116,636) and a short-term related party payable due to Taurus Financial Partners, LLC for ($102,749).  Further, we had no external credit facilities (i.e. bank loans, revolving lines of credit, etc.), but are continuing to explore the possibility of obtaining such a credit facility from a traditional lending institution.

We expect to incur continued losses through the fiscal year ending December 31, 2016, possibly even longer.  We estimate that we will need to generate at least $1.0 million in additional financing in order to meet our planned 2016 capital expenditures.  Further, in order to proceed with our long-term plans, we anticipate that we will need to generate at least between $4 and $5 million in additional long-term financing.

Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing we may be forced to cease operations and you will lose your entire investment.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Transactions

We do not engage in off-balance sheet transactions.

Contractual Obligations

As of December 31, 2015 we did not have any contractual obligations.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

Blue Water was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  We amended our Articles of Incorporation on October 14, 2015 to change our name to Blue Water Bar & Grill, Inc.  Subsequent to the name change, Blue Water acquired all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company, on December 15, 2015.

Presently we are developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand name.  The initial flagship location is presently under construction in St. Maarten, Dutch West Indies.  We anticipate that we will need to spend up to an additional $450,000 in construction, initial inventory purchases, and pre-opening staffing expenses in order to complete and open this restaurant, which is currently expected to open in October 2016.  We plan to finance these completion and opening expenses with a portion of the capital proceeds raised from this offering of 3,500,000 shares of our common stock.

We anticipate that we will need to generate at least $1.0 million in new financing inclusive of any net proceeds from this offering to fulfill our planned 2016 capital expenditures and maintain compliance with our regulatory filing requirements.  This offering, if successful, will provide us with approximately $844,063 of our projected 2016 capital expenditures, which will be used to complete and open the St. Maarten Blue Water Bar & Grill™, start the process of building the planned Aruba Blue Water Bar & Grill™, and maintain compliance with our regulatory filing requirements.  For more detailed information, please see Use of Proceeds on page 20.

Even if this offering is successful we will still need to seek alternative sources of financing in order to satisfy our planned 2016 capital expenditures.  Presently we have not had material discussions with any alternative sources of financing.  While we are continually exploring new sources of financing to meet our need for additional cash, including raising funds through additional sales of our equity securities and loans, we cannot provide any assurances that future efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations and may be forced to cease entirely or at a minimum curtail our business activities.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Prior Business History and Listing on OTC Bulletin Board

We were originally incorporated as Stream Flow Media, Inc. (“Stream Flow”) which was a gaming and gamification training business focused on developing online gaming and media solutions catering specifically to customer loyalty and retention (“CL&R”) applications, including corporate training solutions.  Stream Flow utilized a proprietary technology created by its founder, Gregory Galanis, to develop applications specifically branded towards the client’s business and unique needs to be used on mobile devices, social media networks, and web-based platforms.

On December 2, 2013 Stream Flow entered into an agreement with Blue Water Global Group, Inc., a company listed on the Over-The-Counter Bulletin Board (“OTCBB”) to finance and maintain a listing on the OTCBB for Stream Flow.  Stream Flow issued 20,000,000 shares of its common stock to Blue Water Global Group in exchange for covering all of the expenses associated with obtaining and maintaining a Stream Flow listing on the OTCBB, including accounting and legal fees.

Blue Water Global Group retained Taurus Financial Partners, LLC (“Taurus”), a consulting company specializing in taking private companies public on the OTCBB and maintaining compliance with ongoing regulatory filing requirements.  Taurus successfully obtained a listing on the OTCBB for Stream Flow on July 31, 2015 under the ticker symbol STMF.  Because Stream Flow was unable to generate any trading in the market and attract any new investors, its ticker symbol was delisted to the OTC Pink on October 15, 2015.

Blue Water Global Group went out of business October 18, 2015 and defaulted on its obligations to cover all costs and expenses related to our public listing.  As of December 31, 2015 Blue Water Global Group had paid ($621,003) of the expenses related to Stream Flow obtaining and maintaining its listing on the OTCBB.  Taurus covered the remaining expenses and has continued to cover ongoing expenses related to maintaining our public listing and complying with our regulatory filings.  As of December 31, 2015, we had short-term notes payable to Taurus aggregating ($102,749) for these services.

Under the Stream Flow business model we were not able to generate sufficient financing to market and grow our business, which resulted in us only attracting one client between inception on June 27, 2013 through the change of corporate name and business model on October 14, 2015.  This client contributed $10,000 in revenue for the development of a single mobile application.  Mr. Galanis determined that without a recurring source of revenue and lack of available financing the only remaining option was to discontinue Stream Flow’s operations and seek a new viable business model for the company.

Mr. Galanis reached out to Taurus and together they decided to restructure the company into a restaurant business dedicated to the Blue Water Bar & Grill™ concept.  Not having the appropriate experience for this type of business operation, Mr. Galanis and Michael Etheredge resigned from all of their positions on October 27, 2015 at which time our current sole officer and director, J. Scott Sitra, took over the management of our business.

It is important to note that Mr. Sitra is concurrently the control person of Taurus and was the President and CEO at Blue Water Global Group prior to it going out of business.

Going Concern Consideration

Our independent registered public accounting firm has issued a going concern opinion in their audit report included in the financial statements that are a part of this prospectus.  This means that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next 12 months.  Although we are executing our business plan we are not presently generating any revenue and cannot meet our ongoing current financial obligations, particularly our ongoing reporting requirements with the SEC.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we presently are exploring other such sources of funding, including raising funds through an offering of our common stock and loans.  If we are unable to raise this additional funding, we may have to suspend operations until we do raise the cash or cease operations entirely.

The following discussion should be read in conjunction with our financial statements and the notes thereto and the other information included in this prospectus.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we have to successfully open operating restaurant properties throughout the Caribbean region.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Industry Background

There are essentially five basic segments in the restaurant industry:

•

Casual Dining – A restaurant that serves moderately priced food in a casual, often times “themed” environment.  With the exception of buffet-style restaurants, casual dining restaurants provide table service;

•

Family Style – A restaurant that normally has a fixed menu and fixed price.  Customers typically sit at communal tables such as large picnic tables with bench seats;

•

Fast Food, also referred to as Quick Service Restaurants (QSR) – The emphasis is on speed.  Food is normally already prepared or can be prepared with little effort.  This class of restaurant ranges from street vendors selling hot dogs to global operators such as McDonald’s Corporation;

•

Fast Casual – A restaurant that does not provide table service, but will usually serve its food on non-disposable plates with actual silverware.  The price point and quality of food are normally a little higher than most fast food restaurants; and

•

Fine Dining – A restaurant that offers full table service with specific meal courses often prepared by highly trained executive chefs.  As can be expected, the restaurant’s décor typically provides for a high-end atmosphere and the wait staff is usually highly trained and better able to provide for a memorable dining experience.

Our planned restaurants will all be within the casual dining category.

Plan of Operation

Blue Water was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  We amended our Articles of Incorporation on October 14, 2015 to change our name to Blue Water Bar & Grill, Inc.  Subsequent to the name change, Blue Water acquired all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company, on December 15, 2015.  Presently we are developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand name.  The initial flagship location is presently under construction in St. Maarten, Dutch West Indies.

The projected costs and other related expenses are estimates made by our management and our actual costs related to opening our proposed restaurant may differ significantly.

In addition to the foregoing, and unless otherwise noted, all of the cost estimates and forecasts throughout our business plan are mere estimates made by our management.  Our actual costs related to opening and operating the proposed restaurants may differ significantly from our estimates, which could have a negative impact on our overall business, cause our business to fail, and result in you losing all of your investment.

Blue Water Bar & Grill™

The Blue Water Bar & Grill™ restaurant concept is the Perfectly CaribbeanSM experience featuring a casual, open air Caribbean themed restaurant designed to offer customers a distinctive and relaxing island dining experience.  Central to each restaurant will be a large covered outside patio area where customers can enjoy their drinks and food while overlooking a beautiful water view.  The patio area will feature an inviting island styled walk up (and in some cases, swim up) bar and a small stage area for live musical performances by local musicians and dancing.  Each restaurant will have an open aired kitchen so customers can see their food being prepared.

Each restaurant will begin serving breakfast at 7am.  On weekends the restaurant will promote an American styled breakfast buffet and feature a do-it-yourself Bloody Mary station.  Lunch service will commence at 11am and will feature handmade burgers, gourmet sandwiches and salads, and Caribbean jerk styled dishes.  Dinner service will start at 5pm and will feature hand-cut aged Certified Angus steaks and prime rib, fresh seafood caught by local fishermen, hand tossed pizzas, and specialty homemade desserts.  The restaurant will close at 11pm nightly and the bar will close later at the manager’s discretion.

During weekdays the bar will host a daily happy hour (4pm – 6pm) that will offer reduced priced drinks and appetizer specials.  When the sun sets the patio will be outlined by tiki torches, which will promote a fun nighttime island atmosphere while helping ward off unwanted insects such as mosquitoes.

In addition, each restaurant will offer its customers specialty drinks in souvenir glasses, mugs, and shot glasses that come with the drink.  These items, along with fun and unique t-shirts and other souvenirs, will be available for retail purchase in a separate souvenir hut that will be approximately 130 square feet in size.  These souvenir items will be primarily marketed to the tourist customers.  Based on our preliminary discussions with an importer of these types of souvenir items, we estimate selling this merchandise at a 300% - 600% retail markup, depending on the particular item.

St. Maarten Blue Water Bar & Grill™

In February 2015 Blue Water broke ground on its first Blue Water Bar & Grill™ in St. Maarten, Dutch West Indies.  The beachfront building site is located in the pristine eco-friendly Indigo Bay development and is the second restaurant approved for beachfront construction.  More information about the Indigo Bay development be found through their website at www.indigo-bay.com.

The St. Maarten Blue Water Bar & Grill™ is expected to open in Fall 2016, just ahead of the 2016 tourist season.

Key elements to the design and site location include:

•

Blue Water's building site (Lot #L04) measures approximately 1,552 square meters (16,706 square feet) and is located on a picturesque white sand beach.

•

This Blue Water Bar & Grill™ location will feature a large, open-aired tiki roof, swimming pool with swim up bar stools, two fire pits, and beach and pool lounge chairs with full drink and food service.

•

The restaurant's foot print measures approximately 415 square meters (4,467 square feet) and seats up to 203 people:

•

98 under the main tiki roof, 64 under tropical cover, 26 at the bar, and 15 at the swim up bar.

•

Indigo Bay is an eco-friendly commercial and residential development encompassing approximately 150 acres of lush tropical and beachfront land.

•

Indigo Bay is St. Maarten's newest and closest attraction to the Port of St. Maarten and is just a quick ride by water taxi for cruise ship passengers.

•

Approximate GPS coordinates: 18⁰01'17.5 North and 63⁰04'33 West.

Below is the floorplan and a side view architectural rendering:

OFFICE
KITCHEN
SHOP
ENTRANCE
TOILET
COUNTER
BAR
POOL

A-02

Subject
SITE PLAN

Date
29-06-2015

Scale / size
1:125 A3

Blue water Bar & Grill
INDIGO BAY ESTATES - SINT MAARTEN

ANOTHER ARD PRODUCTION
Architecture + Urban design
A: Buncamper rd 4 Philipsburg Sint Maarten M: +1721 5237170 W: aaproduction.org E: info@aaproduction.org

BLUE WATER
BAR & GRILL

ENTRANCE FACADE

BEACH FACADE

PRESENTATION DRAWINGS

A-02

Subject

ELEVATIONS

Date 28-10-2014

Scale / size 1:100 A2

Blue water Bar & Grill

INDIGO BAY ESTATES - SINT MAARTEN

ANOTHER ARD PRODUCTION
Architecture + Urban design
A: Buncamper rd 4 Philipsburg Sint Maarten M: +1721 5237170 W: aaproduction.org E: info@aaproduction.org

Below are photos taken on February 13, 2016 showing the current state of construction:

Keys for Success

To better achieve our business objectives and successfully compete with other restaurants, we have developed the following focal points and strategies we anticipate implementing in all of our future restaurants:

Create a Fun, Energetic, Destination Drinking and Dining Experience.  We wish to create and promote a fun and socially open atmosphere whereby our customers can, if they choose to do so, openly interact with one another.  Topics of discussion and frequent interest will often center around where each other is from, what activities have they done while on the island, and giving and receiving recommendations for future activities while on the island; sometimes the floor and bar staff will participate in these discussions and offer their own words of advice.  We intend to accomplish this by utilizing sectional floor and foot traffic planning, whereby the bar area will promote social interaction among customers, a stage area will feature local live entertainment performers to create a lively and festive atmosphere, and more intimate dining tables will be located further in the back to provide separation for those who just wish to dine alone and enjoy the island atmosphere.  We believe that if we are successful at achieving this goal, new customers – tourists, “local” ex-patriots and native locals alike – will become repeat, or “regular”, customers and subsequently promote the restaurant by word-of-mouth to their friends and family.

Distinctive Concept.  In each restaurant we wish to create a fun and consistent experience for our customers centered around our full bar service, dining offerings, and daily entertainment.  The restaurant’s concept will be carried throughout our customers’ entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and fun and creative souvenirs such as interestingly shaped drink glasses and bright and flamboyant t-shirts that can remind the customer of their vacation or make an excellent gift for someone back home.

Comfortable Adult Atmosphere.  Our restaurants will be primarily adult orientated.  While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our restaurants after 10pm.  We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult customers, and will help attract groups such as private parties and business organizations.

High Standard of Customer Service.  Because service is one the key areas restaurants differentiate themselves from one another – and a constant source of either compliments or complaints from customers – we intend to foster a high level of customer service among our employees, ranging from the general manager to the greeters, through intense training (cross training for all manager level employees and a one-week training course, complete with required testing on all food and drink offerings, operational procedures, and computer checkout for all other employees), constant monitoring (from the on-duty manager and surprise visits from “secret shoppers”), and emphasizing consideration of our customers first and foremost in all decisions.  From the moment a customer walks into the front door, we want them to experience a high level of guest service provided by a knowledgeable, energetic staff.  Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform “flare” techniques (flipping, tossing, and twirling of liquor bottles) for our customers’ entertainment; greeters and servers will be required to introduce customers to the concept, explain the drink and entree menus and daily specials, and generally set the stage for a fun and memorable experience for them.

Provide Dining Value.  We believe that our restaurants should provide our customers with interesting, high quality, and generously portioned (covering the entire plate) menu items that are aesthetically appealing and result in the customer leaving fully satisfied.  Complementing the dining aspect, we intend to offer the customer a unique variety of original drinks, each designed to perpetuate and immerse the customer in the restaurant’s overall concept.  It is our goal to generate at least a US$28 average check per guest, inclusive of food and drinks.  We estimate that our overall gross sales will be comprised of 65% food and 35% drinks.  We anticipate achieving and maintaining a 30% food cost and 18% liquor cost, which relates to our actual cost of the product compared to the gross revenue the product generates.  For example, if we sold a fish entree for $20 our actual cost would be $6 and our gross profit would be $14.  Prices for entrees will start at around $12 for a hamburger and rise to $42 for a prime rib steak dinner; prices for drinks will start at $3 for beer, $6 for basic well mixed drinks, and $8 for specialty drinks.  These price points are competitive with the existing restaurants our management team has scouted in the Simpson Bay area of St. Maarten, Dutch West Indies, where we intend to open our first Blue Water Bar & Grill™ that will cater to the tourist and local ex-patriot alike.

It is important to note that although we aspire to operate at or below the above food and liquor costs, we cannot guarantee that we will ever achieve such food or liquor costs or, if achieved, will be able to maintain them.

Operations and Management

Our ability to effectively manage an operation including high volume restaurants (annual gross sales of US$1,000,000 or more) with live entertainment offerings is critical to our overall success.  In order to maintain quality and consistency at each of our future restaurants we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the restaurant facilities.  We believe our current management is capable of overseeing our planned growth over the next two years.  While staffing levels will vary from restaurant to restaurant depending on actual sales volumes, we anticipate our typical restaurant management staff to be comprised of a general manager, a kitchen manager (who also serves as the head chef) and a bar manager (who also serves as the head bartender); the kitchen manager and bar manager will also act as assistant general managers when the general manager is off-duty and will receive a slightly higher base salary compared to our other chefs and bartenders to compensate for their added responsibilities.

Recruiting.  We will actively recruit and select individuals who share our passion for customer service.  Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position.  We will offer a competitive compensation plan to our managers that includes a base salary, bonuses for achieving performance objectives, and possibly incentive stock options once they have worked for us for at least one full year.  For example, the general manager in our initial Blue Water Bar & Grill™ restaurant will most likely be offered a base salary of $3,500 a month, plus up to $1,000 a month in additional performance incentives for achieving minimum gross sales and exceeding the minimum targeted food, liquor, and labor costs, as determined by our executive management team.  In addition, all employees are entitled to discount meals at any of our future restaurants.

Training.  We believe that proper training is the key to exceptional customer service.  Each new management hire will go through an extensive training program, which will include cross-training in all management duties.  All non-management new hires will go through a standard training program where they will learn and be tested on all of our food and drink offerings, operational procedures, and our point-of-sale (POS) computer system.

Management Information Systems (MIS).  All of our future restaurants will be equipped with a variety of integrated management information systems.  These systems will include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of customer food and drink orders between the customer areas and kitchen and bar operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with real-time sales and inventory data.  Additionally, we intend to implement a centralized accounting system that will include a food cost program and a labor scheduling and tracking program.  Physical inventories of food and drink items will be performed on a weekly basis.  Further, daily, weekly, and monthly financial information will be provided to executive level management for analysis and comparison to our budget and to comparable restaurants.  By closely monitoring each restaurant’s gross sales, cost of sales, labor, and other cost trends we will be better able to control our costs, inventory levels, and identify problems with individual operations, if any, early on.

Secret Shopper.  Because we believe exceptional customer service is paramount to our success, we intend to implement a “secret shopper” program to monitor the quality control at all of our future restaurants.  Secret shoppers are independent persons who test the quality of our food, drink, and service as paying customers without the knowledge of the restaurant’s management or employees.  Secret shoppers then report their unbiased experiences to our executive level management.

Long-Term Growth Plan (5 Years)

Over the next five years we plan to focus on a disciplined growth strategy of opening one new Blue Water Bar & Grill™ restaurant each year.  Aside from the Blue Water Bar & Grill™ currently under development in St. Maarten, Dutch West Indies, we have also identified the following Caribbean islands we intend to eventually open a Blue Water Bar & Grill™ restaurant:

•

Aruba, Dutch West Indies;

•

Nassau, Bahamas;

•

Cozumel, Mexico;

•

Grand Cayman; and

•

Barbados.

We estimate that we will need to raise approximately $4 - $5 million to open all of the above proposed restaurants.  This capital will most likely be raised through the sales of additional equity securities, which will have a dilutive effect on existing shareholders.

Projected 12-Month Milestones

The following milestones are based on estimates made by our management team.  These milestones are commence chronologically from the time we start to raise capital from the sale of the 3,500,000 shares of common stock Blue Water is selling through this offering:

Months	Milestone	Projected Expenses(1)

0 - 3	During this time period Blue Water will focus most of its efforts on successfully selling the entire offering of 3,500,000 shares of our common stock. The primary expense during this phase will be maintaining compliance with regulatory filing requirements.	$37,500
3 – 6	Construction will resume on the St. Maarten Blue Water Bar & Grill™. All concrete work has been completed. During the estimated three months remaining of construction the general contractor will (i) erect the open-aired tiki roof over the dining area, (ii) install the kitchen equipment, (iii) install the wooden flooring, (iv) perform finishing work such as installing doors, fixtures, lights, and painting, and (v) finalizing operational licenses required to open for business.	$392,500
7

Train staff and undertake a “soft” opening prior to high-season.  During this period of time staff will be trained on various operational procedures, including learning menu and drink items, procedures and expectations relating to greeting and serving guests, and opening and closing routines.

Blue Water will start generating revenue from the St. Maarten Blue Water Bar & Grill™ upon reaching this milestone.

At this time Blue Water will start incurring a $5,313 per month ground lease expense. It is important to note that Blue Water has recently had discussions with the landowner for up to three years of additional free rent once the restaurant opens, which means the monthly rent may not commence until possibly the Fall of 2019.  The reason for this proposed extended rent free period is the landowner has yet to begin construction on certain promised amenities in the overall development, particularly the proposed boardwalk in front of our restaurant and a usable water taxi pier.  However, Blue Water can provide no guarantees that the final outcome of these discussions will result in an extended rent free period. At the moment Blue Water will be subject to a monthly base rent of $5,313 upon completion of construction and opening of the restaurant, which will be paid out of operational cash flow.

		$107,500
8 – 10	Maintain close employee oversight to ensure that the St. Maarten Blue Water Bar & Grill™ runs smoothly as it enters its first high-season. Concurrently, management will initiate the process of site selection for the Aruba Blue Water Bar & Grill™.	$50,000
11 – 12	Select local legal counsel and an architectural and engineering firm in Aruba to develop the blueprints for the proposed Aruba Blue Water Bar & Grill™	$150,000

(1)

In addition to the underlying capital expenditures projected at each milestone, the projected expense includes a projected pro-rata expense of $12,500 per month for complying with Blue Water’s regulatory filing requirements.

Contingency Financing

While we believe we will be successful with this offering, we can offer no assurances that any of the 3,500,000 shares being offered by Blue Water will be sold.  Further, we have no current contingency plans for alternative sources of financing that would enable us to proceed with our planned capital expenditures or accomplish any of the above milestones should this offering fail to generate sufficient funds.

We have not had material discussions with any alternative sources of financing.  While we are continually exploring new sources of financing to meet our need for additional cash, including raising funds through additional sales of our equity securities and loans, we cannot provide any assurances that future efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations and may be forced to cease entirely or at a minimum curtail our business activities.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Sales and Marketing

Our marketing strategy is aimed at attracting new customers through both traditional and creative avenues.  We intend to focus on building a reputation among local customers (those living on the island) while directing our marketing efforts toward tourists staying on the island or visiting for the day on a cruise ship.  We intend to accomplish this through:

•

Grand opening promotions;

•

Traditional paid advertising (e.g. radio, television, newspaper, etc.);

•

Free media exposure (e.g. hosting charity events, food reviews, etc.); and

•

Working directly with tourism bureau representatives and transportation representatives (taxi association, bus association, day sail and charter businesses, etc.).

When opening a new Blue Water Bar & Grill™ restaurant we intend to host grand opening parties for local leaders, media personalities, hospitality employees such as resort and hotel staff, and tourism bureau representatives (inclusive of cruise ship industry representatives and hotel/resort industry representatives).  Our goal with courting these groups is to introduce them to our concept and court them to refer new customers to our restaurants and provide us with free future media exposure.

Afterwards we will sustain awareness through more traditional marketing methods, including radio and television spots, newspaper ads, billboards and road signs, and resort and hotel concierge promotional cards and discount coupons.

If our strategy is successful it will lead to “word of mouth” referrals, which is our ultimate goal.  This is accomplished by providing our customers with consistently excellent service and quality food and drinks.

While we do not have a fixed marketing budget, we do anticipate launching each new restaurant with a marketing blitz campaign and tapering it down to less than 5% of the restaurant’s annual gross sales once it is sufficiently established with regular and recurring revenue.

Financing

We estimate that we will need to generate at least $1.0 million in additional financing in order to meet our planned 2016 capital expenditures.  Further, in order to proceed with our long-term plans, we anticipate that we will need to generate at least between $4 and $5 million in additional long-term financing.

We anticipate that the funds raised through this offering of 3,500,000 shares of our common stock should satisfy most of our planned 2016 capital expenditures.  However, because this is a “best efforts” offering, we cannot offer any assurances that we will generate sufficient financing, if any, from this offering or be able to undertake any of these planned capital expenditures.

Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we are unable to generate profits or unable to obtain additional funds to meet our working capital needs, we may need to cease or curtail our business operations.  Further, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover our projected expenditures over the next 12 months.

Government Regulation

The restaurant industry is subject to many various laws which directly affect our organization and planned operations.  Each restaurant we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our restaurant is located.  The development and operation of a successful restaurant depends upon selecting and acquiring a suitable location, which is normally subject to zoning, land use, environmental, traffic, and other regulations.  Further, our operations will also be subject to various laws governing such matters as wages, health insurance requirements, working conditions, citizenship and work permit requirements, and mandatory overtime pay, all of which will directly affect our labor costs.

Additionally, because we anticipate a significant portion of our revenue to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale.  Typically this requires the proper licensing at each restaurant location (in many cases it needs to be renewed on an annual basis).  Such licenses may be revoked or suspended for cause at any time.  These regulations often relate to many aspects of the restaurant, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.   The failure of any of our future restaurants to obtain and retain such a license would limit its ability to generate sufficient revenues to achieve profitability at that particular location, which could subsequently impact our business’s overall revenues and ability to achieve (and if achieved, maintain) profitability.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Patents and Trademarks

We are presently using the following trademarks and service marks “Blue Water Bar & Grill” and “Perfectly Caribbean”.  We have not taken any steps to register either of these marks.

Property and Equipment

Our principal executive office is located at Lake Side Drive #5, Indigo Bay, Cole Bay, St. Maarten, Dutch West Indies, which is a temporary structure comprised of two office containers and a covered work area adjacent to the construction site of the St. Maarten Blue Water Bar & Grill™.

The land where our temporary office is located is currently being provided free of charge while construction is underway.  Once the construction is completed, the St. Maarten Blue Water & Grill™ will become subject to a monthly rent of $5,313 and we will move our principal executive office into the permanent structure.

Blue Water presently has a verbal agreement with the Indigo Bay landowner to use this land and structure under construction as a beachfront restaurant and bar for a period of 30-years from the date of completion of construction.  This verbal agreement will be reduced to writing upon the completion of construction of the restaurant.  While all of the major issues of this agreement were agreed to from the beginning, there are still some minor discussions ongoing about the definition of a Nuisance Event, particularly excessive noise levels relating to the residents living within the Indigo Bay development.  These continued discussions are continuing due to prior problems with the other restaurant already operating within Indigo Bay and their excessively loud Sunday beach parties.

While construction is ongoing Blue Water has recently had discussions with the landowner for up to three years of free rent once the restaurant opens, which means the monthly rent may not commence until possibly the Fall of 2019.  The reason for this proposed extended rent free period is the landowner has yet to begin construction on certain promised amenities in the overall development, particularly the proposed boardwalk in front of our restaurant and a usable water taxi pier.  Please note that Blue Water can provide no guarantees that the final outcome of these continued discussions will result in an extended rent free period and presently will be subject to a monthly base rent of $5,313 upon completion of construction and opening of the restaurant.

Executive Offices and Telephone Number

Our executive office, US mailing address and main telephone number is currently:

Executive Office

US Mailing Address (Mail Forwarding Service)

Lake Side Drive #5

c/o The Mailbox #5241

Indigo Bay, Cole Bay

P. O. Box 523882

St. Maarten, Dutch West Indies

Miami, FL  33152

Telephone and Other Contact Information

Corporate Internet Websites

Tel:

(949) 264-1475

www.bluewaterbar.com

Fax:

(949) 607-4052

E-Mail:

info@bluewaterbar.com

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law.  The JOBS Act provides, among other things:

•

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

•

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

•

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

•

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

•

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of:

(i)

the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii)

the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii)

the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv)

the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact Blue Water are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i)

audited financial statements required for only two fiscal years;

(ii)

selected financial data required for only the fiscal years that were audited; and

(iii)

executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. Blue Water is a smaller reporting company.  Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation.  The JOBS Act also provides an exemption from the requirement of the company's independent registered public accounting firm to file a report on the company's internal control over financial reporting, although management of the company is still required to file its report on the adequacy of the company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act.  The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement.  The JOBS Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision.  In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Securities Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show.  This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period.  Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.  Blue Water has elected not to opt out of the transition period pursuant to Section 107(b).

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position

J. Scott Sitra	43	President, Chief Executive Officer, Treasurer, Secretary, and Sole Director

Our Board of Directors is comprised of only one class of director.  Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may, directly or indirectly, participate in or influence the management of our business affairs.  The following is a brief account of the business experience of each of our directors and executive officers.  There is no family relationship between any director or executive officer.

J. Scott Sitra, has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and member of our Board of Directors since October 2015.  He has various outside business interests and concurrently serves as the President and Chief Executive Officer of Taurus Financial Partners (“Taurus”) (since 2010), an international management and financial consulting firm specializing in assisting small and promising businesses with obtaining and maintaining a public listing on the OTC Bulletin Board and related markets.  Additionally, Mr. Sitra serves as a part-time principal executive officer to various Taurus clients, including Blue Water Global Group, Inc. (since 2013), Blue Water Beverage Brands, Ltd. (since 2014) and BWG Investments & Development, Ltd. (since 2014).

Before founding Taurus, Mr. Sitra worked as an independent consultant advising early stage businesses on various matters relating to business finance and how to obtain a public listing on a US exchange.  Prior to being an independent consultant, Mr. Sitra served in varying capacities, including as an executive officer and a member of the board of directors, to several private and public entities.  He has actively participated in the successful growth and development of several private and public entities within a multitude of industries, including high technology, oil and gas exploration, marketing and retailing, food and beverage, and publishing.

Mr. Sitra served as both an executive officer and a director to Player’s Grille, Inc. between August 2005 through March 2007.  Player’s Grille was a Florida based sports-themed casual dining concept.  With the help of Mr. Sitra’s guidance overall sales of food and liquor increased nearly 60% during this time.  Player’s Grille was transferred to new ownership in March 2007 and is no longer in existence.

Mr. Sitra was selected to serve as an executive officer and director to Blue Water because of his diverse background in early stage ventures, his experience and contacts within the restaurant and bar industry, and general understanding of the complexity and needs of small-cap public companies and their regulatory reporting requirements.

In addition to the foregoing, Mr. Sitra serves on the Board of Directors of African Resources Group, Inc.

Mr. Sitra presently devotes approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committee of our Board of Directors.  As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert.  We believe that the cost of retaining such a financial expert at this time is prohibitive.  Further, because we are a development stage business, we believe the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of our officers or directors – past or present – have appeared as a party during the past ten (10) years in any legal proceedings that may bear on their ability or integrity to serve as an officer or director of Blue Water.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors.  Thus, there is a potential conflict of interest in that our sole director has the authority to determine issues concerning management compensation, including his own, and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with our sole officer and director.

Board of Director’s Role in Risk Oversight

The Board of Directors assesses on an ongoing basis the risks faced by Blue Water.  These risks include financial, technological, competitive and operational risks.  The Board of Directors dedicates time at each of its meetings to review and consider the relevant risks faced at that time.  In addition, since Blue Water does not have an Audit Committee, the Board of Directors is also responsible for the assessment and oversight of Blue Water’s financial risk exposures.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on June 27, 2013 through December 31, 2015.  Our fiscal year end is December 31.  No cash compensation has been paid to our officers from inception on June 27, 2013 through December 31, 2015.  We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2016.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Totals ($)

J. Scott Sitra, President,CEO, Treasurer, Secretary and Sole Director	2015	0	0	0	0	0	0	0	0
Gregory Galanis, President,CEO, Treasurer, Secretary and Sole Director (1)	2015 2014 2013	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Michael Etheredge, Vice President and Creative Director (2)	2015 2014 2013	0 0 0	0 0 0	0 0 3,000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 3,000

(1)

Gregory Galanis received 60,000,000 shares of our common stock on June 27, 2013.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  As of December 31, 2015, Mr. Galanis had received no other compensation and had disposed of all of his holdings in Blue Water.

(2)

Michaeal Etheredge received 250,000 shares of our common stock on August 9, 2013.  These shares were valued at an aggregate of $3,000, or $0.012 a share.  As of December 31, 2015, Mr. Etheredge had received no other compensation and had disposed of all of his holdings in Blue Water.

The following table sets forth information with respect to compensation paid by us to our directors from inception on
June 27, 2013 through December 31, 2015.  Our fiscal year end is December 31.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

J. Scott Sitra (1)	0	0	0	0	0	0	0
Gregory Galanis (2)	0	0	0	0	0	0	0

(1)

Mr. Sitra joined Blue Water’s Board of Directors in October 2015.  As of December 31, 2015 Mr. Sitra has not received any form of compensation for serving on the Board of Directors.

(2)

Gregory Galanis joined Blue Water’s Board of Directors on June 27, 2013 (inception) and served as a director until October 2015.  Mr. Galanis is no longer affiliated with Blue Water.

All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension or profit sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors.  As of the date of this prospectus we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Officer Compensation

We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2016.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of December 31, 2015 by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

As of December 31, 2015, we had 107,609,530 shares of common stock issued and outstanding and -0- shares of Series A Preferred Stock issued and outstanding (no other shares or classes of preferred stock were authorized or outstanding).

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (Common)	Shares of Series A Preferred Stock	Percentage of Class (Series A Pfd.)

Officers and Directors
J. Scott Sitra, President, CEO, Treasurer, Secretary, and Sole Director (1)	90,250,000	83.9%	-0-	0%
All officers and directors as a group (1 person)	90,250,000	83.9%	-0-	0%

Five Percent Stockholders
BWG Investments & Development, Ltd. (2)	90,250,000	83.9%	-0-	0%

(1)

Mr. Sitra does not directly own any Blue Water securities.  As of December 31, 2015, Mr. Sitra had sole voting and dispositive power over 90,250,000 shares of our common stock through BWG Investments & Development, Ltd.

(2)

J. Scott Sitra, our President and CEO, has sole voting and dispositive power over these securities.  Further, these securities are subject to a Lockup Agreement and cannot be sold or transferred until October 12, 2020.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2015 we did not have any authorized Equity Compensation Plans.  Further, we have no plans to create any such plan or plans during the fiscal year ending December 31, 2016.

Changes in Control

We are unaware of any contract or other arrangement that could result in a change of control of Blue Water.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of April 11, 2016 we had 108,009,530 shares of common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 1,000,000 shares of preferred stock, $0.001 par value.  Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future.  The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders.  The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

Series A Preferred Stock

On November 2, 2015 our Board of Directors authorized a class of preferred stock consisting of up to 250,000 shares and designated it Series A Preferred Stock.  The Series A Preferred Stock has the following terms and rights:

Designation and Amount.

This class of preferred stock shall be designated Series A Preferred Stock (“Preferred Stock”), $0.001 par value.  The Corporation’s Board of Directors may issue up to two-hundred fifty-thousand (250,000) shares of this Preferred Stock.

Rank.

The Preferred Stock shall rank superior to the Corporation’s common stock and all other classes (currently outstanding or future) of preferred stock.

Dividends.

The Preferred Stock is eligible for all legal dividends as may be approved by the Corporation’s Board of Directors.  In the event a dividend is declared across multiple classes of stock, the amount of any dividend to be received by holders of the Preferred Stock shall be calculated on a fully-diluted, pro-rata basis with the other classes of stock participating in said dividend.

Voting Rights.

Holders of the Preferred Stock shall have the right to vote on any and all matters with holders of common stock (and other classes of preferred stock, if any) by aggregating votes into one (1) class of stock.  Each share of Preferred Stock shall have five-thousand (5,000) votes for any election or other vote placed before the shareholders of the Corporation, regardless if the vote is taken with or without a shareholders’ meeting.  Holders of the Preferred Stock may not cumulate their votes in any voting matter.

Conversion.

After a minimum holding period of two (2) years from the date of issue, holders of shares of Preferred Stock may, at their sole option, convert all or a portion of their holdings of Preferred Stock into shares of the Corporation’s common stock at a ratio of one (1) share of Preferred Stock for five-thousand (5,000) shares of common stock.  There is no requirement for holders to convert their holdings into shares of common stock.

Redemption by Corporation.

After a minimum period of two (2) years from the date of issue the Corporation may, at its sole option, redeem some or all of the Preferred Stock in either cash, common stock (as per the conversion calculation herein), or a combination thereof.

As of April 11, 2016 we had -0- shares of preferred stock issued or outstanding.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Shares Eligible for Future Sale

The 17,334,500 shares of common stock registered in this offering (3,500,000 being offered by Blue Water and 13,834,500 being offered by the Selling Stockholders) will be freely tradable without restrictions under the Securities Act.  No shares held by our affiliates (officers, directors or 10% shareholders) are being registered hereunder.

As of April 11, 2016 we had 108,009,530 shares of our common stock issued and outstanding.  Of these shares currently issued and outstanding:

•

950,000 are freely tradable without restrictions (commonly referred to as the “public float”);

•

30 shares represent the restricted capital stock of Blue Water Bar & Grill, N.V., a wholly owned subsidiary;

•

90,250,000 are restricted from transfer or resale pursuant to a lockup agreement through October 12, 2020, after which time they will become subject to the restrictions and sale limitations imposed by Rule 144; and

•

16,809,500 are subject to the restrictions and sale limitations imposed by Rule 144 (of these shares, 13,834,500 are being registered in this offering for immediate resale without any limitations imposed by Rule 144).

Under Rule 144, these shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, one year after the date Blue Water files “Form 10 information” with the SEC.  Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act.  Blue Water filed a Registration Statement on Form S-1 with the SEC on March 7, 2016 that included current “Form 10 information”.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

Securities Authorized for Issuance Under Equity Compensation Plans

As of April 11, 2016 we did not have any authorized Equity Compensation Plans.

Transfer Agent

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY  11598

(212) 828-8436 Phone

(646) 599-1296 Fax

www.VStockTransfer.com

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Acquisition of Blue Water Bar & Grill, N.V.

On December 15, 2015 we acquired all of the issued and outstanding shares (comprised of 30 common shares with a par value of $100 per share) of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company from Blue Water Global Group, Inc., a related party.  These shares were valued at an aggregate of $3,000, or $100 per share, which was paid by Taurus Financial Partners, LLC (“Taurus”), a related party.

J. Scott Sitra, our sole officer and director, was the control person of all entities prior to and subsequent to this acquisition.  Hence, this acquisition did not result in a change of control with any of the parties involved.

Notes Payable and Accounts Payable

During the fiscal year ended December 31, 2015, Blue Water Global Group, Inc. paid $609,728 in expenses on behalf of Blue Water.  Since inception on July 27, 2013, Blue Water Global Group has paid an aggregate of $621,003 in expenses on our behalf.  These expenses were included in the financial statements under Additional Paid-In Capital.  Blue Water Global Group is no longer paying any of our expenses.

As of December 31, 2015, Blue Water had outstanding balance due to Taurus aggregating $102,749 for expenses paid on behalf of Blue Water which has been accounted for as a short-term note payable to a related party.  As of December 31, 2015 this note payable had accrued $8,683 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

During the fiscal year ended December 31, 2015, Blue Water had a note payable to a related party stockholder in the amount of $100.  This note was paid in full on December 4, 2015.  During the fiscal year ended December 31, 2015 this note accrued $11 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

Indemnification

Our Articles of Incorporation and Bylaws (Article VIII) allow us to indemnify our officers, directors, employees and agents against reasonably incurred expenses (including legal fees), judgments, penalties, fines and amounts incurred in the settlement of any action, suit or proceeding if it is determined that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in Blue Water’s best interest, (ii) in all other cases (except criminal proceedings) that his conduct was at least not opposed to Blue Water’s best interests, or (iii) in the case of any criminal proceeding, that he has not reasonable cause to believe that his conduct was unlawful.

This determination shall be made by a majority vote of directors at a meeting at which a quorum is present, provided however that the quorum can only consist of directors not parties to the proceeding.  If a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board, consisting of two or more directors who are not parties to the proceeding.  Directors who are parties to the proceeding may participate in the designation of members to serve on the committee.  If a quorum of the board or a committee cannot be established, the determination may be made (i) by independent legal counsel selected by a vote of the board of directors or committee in the manner described in this paragraph or, if a quorum cannot be obtained or a committee cannot be established, by independent legal counsel selected by a majority of the full board (including directors who are parties to the proceeding) or (ii) by a vote of the shareholders.  Any officer, director, employee or agent may seek court-ordered indemnification from the court conducting the proceeding.  The court may then determine whether such person should be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Blue Water in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Blue Water is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7-108-402 of the Colorado Business Corporation Act (“Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Act (unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.  Blue Water’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Director Independence

The Over-The-Counter Pink (“OTC Pink”), the exchange where our common stock trades, does not have any director independence requirements. In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15).  Based on these widely-accepted criteria, we have determined that none of our directors are independent at this time.

No member of management is or will be required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, New York Stock Exchange (NYSE), American Stock Exchange (AMEX), and NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees.  As a result, these directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

LEGAL PROCEEDINGS

During the past ten years no director, person nominated to become a director or executive officer, or promoter of Blue Water has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities.  However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted.  Any adverse result in these or other legal matters could arise and cause harm to our business.  We currently are not party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, Independent Registered Public Accounting Firm, of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Eilers Law Group, P.A., our legal counsel, has provided an opinion on the validity of our common stock.  We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws (Article VIII) allow us to indemnify our officers, directors, employees and agents against reasonably incurred expenses (including legal fees), judgments, penalties, fines and amounts incurred in the settlement of any action, suit or proceeding if it is determined that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in Blue Water’s best interest, (ii) in all other cases (except criminal proceedings) that his conduct was at least not opposed to Blue Water’s best interests, or (iii) in the case of any criminal proceeding, that he has not reasonable cause to believe that his conduct was unlawful.

This determination shall be made by a majority vote of directors at a meeting at which a quorum is present, provided however that the quorum can only consist of directors not parties to the proceeding.  If a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board, consisting of two or more directors who are not parties to the proceeding.  Directors who are parties to the proceeding may participate in the designation of members to serve on the committee.  If a quorum of the board or a committee cannot be established, the determination may be made (i) by independent legal counsel selected by a vote of the board of directors or committee in the manner described in this paragraph or, if a quorum cannot be obtained or a committee cannot be established, by independent legal counsel selected by a majority of the full board (including directors who are parties to the proceeding) or (ii) by a vote of the shareholders.  Any officer, director, employee or agent may seek court-ordered indemnification from the court conducting the proceeding.  The court may then determine whether such person should be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Blue Water in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Blue Water is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7-108-402 of the Colorado Business Corporation Act (“Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Act (unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.  Blue Water’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.

Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

REPORTS TO SECURITY HOLDERS

We are currently subject to the reporting and other requirements of the Exchange Act which requires us to furnish to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

[The Remainder of This Page Intentionally Left Blank]

FINANCIAL STATEMENTS

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blue Water Bar & Grill, Inc.

We have audited the accompanying balance sheets of Blue Water Bar & Grill, Inc. as of December 31, 2015 and 2014 and the related statements of operations, changes in stockholders deficit, and cash flows for the period ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Water Bar & Grill, Inc. as of December 31, 2015 and 2014, and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ M&K CPAS, PLLC

 www.mkacpas.com

Houston, Texas

April 7, 2016

BLUE WATER BAR & GRILL, INC.

(formerly Stream Flow Media, Inc.)

CONSOLIDATED BALANCE SHEETS

ASSETS

	For the fiscal year ended December 31,
	2015	2014
Current assets:
Cash and equivalents	$-	$12,724
	-	12,724

Property and equipment, net	637,869	28,250

Total assets:	$637,869	$40,974

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
Accounts payable	$116,636	$63,584
Short-term notes payable, related party	102,749	28,350
Total current liabilities	219,835	91,934

Total liabilities	$219,835	$91,934

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 250,000 shares authorized; -0- and -0- shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 107,609,530 and 101,150,000 shares issued and outstanding, respectively	110,610	104,150
Additional paid-in capital	1,075,698	399,140
Accumulated deficit	(767,824)	(554,250)

Total stockholders’ equity (deficit)	$418,484	$(50,960)

Total liabilities and stockholders’ (deficit)	$637,869	$40,974

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER BAR & GRILL, INC.

(formerly Stream Flow Media, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the fiscal year ended December 31,
	2015	2014

Revenues, net	$-	$10,000

Cost of revenues	-	-

Gross profit	-	10,000

Operating expenses:
General and administrative	10,265	2,885
Accounting fees	6,000	5,000
Consulting fees	78,645	275
Legal fees	109,970	73,000
Total operating expenses	204,880	81,160

(Loss) from operations	(204,880)	(71,160)

Other income (expense):
Interest expense	(8,694)	(10)
Total other income (expense)	(8,694)	(10)

Provision for income taxes	-	-

Net (loss)	$(213,574)	$(71,170)

Loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	102,750,457	101,150,030

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER BAR & GRILL, INC.

(formerly Stream Flow Media, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from December 31, 2013 to December 31, 2015

			Additional	Common
	Common Stock		Paid in	Stock	Accumulated
	Shares	Amount	Capital	Subscribed	Deficit	Total
Balance, December 31, 2013	100,250,000	$ 100,250	$ 382,755	$ -	$ (483,080)	$ (75)
Issuance of common stock for cash	900,000	900	8,100	-	-	9,000
Expenses paid by related party	-	-	11,275	-	-	11,275
Imputed interest	-	-	10	-	-	10
Net loss	-	-	-	-	(71,170)	(71,170)
Balance, December 31, 2014	101,150,000	$ 101,150	$ 402,140	$ -	$ (554,250)	$ (50,960)

Issuance of common shares for services	6,459,500	6,460	58,136	-	-	64,596
Expenses paid by related party	-	-	609,728	-	-	609,728
Acquisition of Blue Water Bar & Grill, N.V.	30	3,000	(3,000)	-	-	-
Imputed interest	-	-	8,694	-	-	8,694
Net loss	-	-	-	-	(213,574)	(213,574)
Balance, December 31, 2015	107,609,530	$ 110,610	$ 1,075,698	$ -	$ (767,824)	$ 418,484

The accompanying notes to the consolidated financial statements are an integral part of these statements.

BLUE WATER BAR & GRILL, INC.

(formerly Stream Flow Media, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the fiscal year ended December 31,
	2015	2014
Cash flows from operating activities:
Net (loss)	$(213,574)	$(71,170)
Adjustments to reconcile net (loss) to net cash used in operating activities
Common stock issued in connection with services provided by consultants	64,596	-
Imputed interest on related party loan	8,694	10
Changes in operating assets and liabilities:
Increase in accounts payable	53,052	63,509

Net cash used in operating activities	(87,232)	(7,651)

Cash flows from investing activities:
Purchase of property and equipment	$(609,619)	$(28,250)

Net cash used by investing activities	(609,619)	(28,250)

Cash flows from financing activities:
Increase in notes payable to a related party	-	28,250
Expenses paid by related party	581,478	11,275
Principal payments on debt	(100)	-
Short-term related party advances	102,749	-
Issuance of common stock for cash	-	9,000

Net cash provided by financing activities	684,127	12,624

Net increase (decrease) in cash	(12,724)	12,624

Cash – beginning of period	12,724	100

Cash – end of period	$-	$12,724

Supplemental disclosure of cash flow information:
Acquisition of Blue Water Bar & Grill, N.V.	$3,000	$-
Expenses paid by related party	28,250	-

The accompanying notes to the financial statements are an integral part of these statements.

BLUE WATER BAR & GRILL, INC.

(formerly Stream Flow Media, Inc.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2015

NOTE 1 – Summary of Significant Accounting Policies

Organization

Blue Water Bar & Grill, Inc. (“Company” or “Blue Water”) was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  The Company amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc.  Subsequent to the name change, the Company acquired all of the issued and outstanding shares of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company, on December 15, 2015.  The Company is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand name.  The initial flagship location is presently under construction in St. Maarten, Dutch West Indies.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) for financial information and in accordance with the Securities and Exchange Commission’s (“SEC”) Regulation S-X.  They reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair presentation of the financial position and operating results as of and for the fiscal years ended December 31, 2015 and 2014.

The consolidated financial statements include the accounts of Blue Water Bar & Grill, Inc. and its wholly owned subsidiary Blue Water Bar & Grill, N.V. (hereafter referred collectively as the “Company” or “Blue Water”).

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of December 31, 2015 and 2014, the Company had no cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally 3 to 20 years.  Leasehold improvements and leased equipment are amortized over the shorter of the term of the lease or the useful life of the improvement or equipment.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2

Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The estimated fair values of the Company’s financial instruments as of December 31, 2015 are as follows:

	Fair Value Measurement at December 31, 2015 Using:

Description	12/31/15	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and equivalents	$-	$-	$-	$-
	$-	$-	$-	$-

Liabilities
Accounts payable	$116,636	$116,636	$-	$-
Short-term notes payable	102,749	102,749
	$219,385	$219,385	$-	$-

The estimated fair values of the Company’s financial instruments as of December 31, 2014 are as follows:

	Fair Value Measurement at December 31, 2014 Using:

Description	12/31/14	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and equivalents	$12,724	$12,724	$-	$-
	$12,724	$12,724	$-	$-

Liabilities
Accounts payable	$63,584	$63,584	$-	$-
Note payable to related party	28,350	28,350
	$91,934	$91,934	$-	$-

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2015 and 2014, the Company had no dilutive financial instruments issued or outstanding.

Revenue Recognition

The Company follows the guidance of FASB ASC Topic 605 for revenue recognition.  In general, the Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees.  Revenue is generally recognized at the time of sale and is expected to consist of sales of food, beverages and general merchandise and souvenirs.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during year ended December 31, 2015, the Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of December 31, 2015, the Company had an accumulated net loss of ($767,824).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional sources of financing. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 1,000,000 shares of preferred stock, $0.001 par value.  The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

On November 2, 2015, the Company’s board of directors designated 250,000 shares of preferred stock as Series A Preferred Stock at $0.001 par value.  Series A Preferred Stock ranks superior to all other classes of stock including common and other future classes of preferred in regard to liquidation, dissolution or winding up of the Company. The Series A Preferred Stock shall participate in all legal dividends declared by the board of directors, has 5,000 votes per share in all voting matters, and is convertible and redeemable by the Company into shares of common stock at a ratio of 5,000 shares of common stock for each share of Series A Preferred after a minimum holding period of two years.

On November 2, 2015, the Company issued 97,625 shares of Series A Preferred Stock to Taurus Financial Partners, LLC (“Taurus”) as payment towards outstanding accounts payable to Taurus amounting to $97,625.  This transaction was mutually rescinded retroactively by both parties on February 25, 2016 resulting in the reinstatement of $97,625 in accounts payable to Taurus.  The accounts payable balance owed to Taurus was converted into and has been accounted for as a short-term note payable to a related party.  As of December 31, 2015 this short-term note payable had accrued $8,683 in imputed interest that has been recorded in the financial statements as additional paid-in capital.  No shares of Series A Preferred Stock were issued hereunder.

As of December 31, 2015, the Company had -0- shares of Series A Preferred Stock issued and outstanding; there were no other shares or classes of preferred stock authorized or outstanding.

Common stock

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

During the fiscal year ended December 31, 2014, the Company issued an aggregate of 900,000 shares of its common stock in exchange for $9,000 in cash, or $0.01 a share.

During the fiscal year ended December 31, 2015, the Company issued an aggregate of 6,459,500 shares of its common stock for services rendered at a fair value of $64,595, based on the price from NASDAQ of $0.01 a share for the Company’s common stock at the time of grant.

During the fiscal year ended December 31, 2015, the Company acquired 30 shares of the common stock, $100 par value, of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company.  These shares represented 100% of the issued and outstanding capital stock of Blue Water Bar & Grill, N.V.

Imputed Interest and Expenses Paid by Related Party

During the fiscal years ended December 31, 2015 and 2014, Blue Water Global Group, Inc. paid $609,728 and $11,275, respectively, in expenses on behalf of the Company.  Since inception on July 27, 2013, Blue Water Global Group has paid an aggregate of $621,003 in expenses on behalf of the Company.  These expenses were included in the financial statements under Additional Paid-In Capital.

As of December 31, 2015 and 2014, the Company had outstanding accounts payable to Taurus aggregating $102,749 and $28,350, respectively, for expenses paid on behalf of the Company which has been accounted for as a short-term note payable to a related party.  As of December 31, 2015 this note payable had accrued $8,683 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

During the fiscal year ended December 31, 2015, the Company had a note payable to a related party stockholder in the amount of $100.  This note was paid in full on December 4, 2015.  During the fiscal year ended December 31, 2015 this note accrued $11 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

NOTE 4 – INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2015 and 2014 was as follows, assuming a 35% effective tax rate:

	For the fiscal year ended December 31,
	2015	2014
Current tax provision:
Federal
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred tax provision:
Federal
Loss carryforwards	$99,679	$24,932
Change in valuation allowance	(99,679)	(24,932)

Total deferred tax provision	$-	$-

As of December 31, 2015, the Company had approximately $284,798 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2035.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from June 27, 2013 (inception) to December 31, 2015 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

NOTE 5 – ACQUISITION OF BLUE WATER BAR & GRILL, N.V.

On December 15, 2015 we acquired all of the issued and outstanding shares (comprised of 30 common shares with a par value of $100 per share) of Blue Water Bar & Grill, N.V., a St. Maarten, Dutch West Indies limited liability company from Blue Water Global Group, Inc., a related party.  These shares were valued at an aggregate of $3,000, or $100 per share, which was paid by Taurus Financial Partners, LLC (“Taurus”), a related party.

The Company accounted for this transaction as a common controlled acquisition.

J. Scott Sitra, our sole officer and director, was the control person of all entities prior to and subsequent to this acquisition.  Hence, this acquisition did not result in a change of control with any of the parties involved.

The pro forma tables below illustrate the impact to the Consolidated Balance Sheets and Consolidated Statements of Operations for the fiscal year ended December 31, 2014:

PRO FORMA CONSOLIDATED BALANCE SHEETS

December 31, 2014

	Blue Water Bar & Grill, Inc. 12/31/14	Blue Water Bar & Grill, N.V. 12/31/14	Pro Forma Adjustments	Pro Forma Consolidated
ASSETS

Current assets:
Cash and equivalents	$12,724	$-	$-	$12,724

Property and equipment, net	-	28,250	-	28,250

Total assets	$12,724	$28,250	$-	$40,974

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$63,584	$-	$-	$63,584
Short-term notes payable, related party	100	28,250	-	28,350
Total current liabilities	63,684	28,250	-	91,934

Stockholders’ equity (deficit):
Preferred stock, 1,000,000 shares authorized, -0- shares issued and outstanding	-	-	-	-
Common stock, 500,000,000 shares authorized, 107,609,530 shares issued and outstanding on a pro forma basis	101,150	3,000	-	104,150
Additional paid-in capital	402,140	(3,000)	-	399,140
Accumulated deficit	(554,250)	-	-	(554,250)

Total stockholders’ (deficit)	$(50,960)	$-	$-	$(50,960)

Total liabilities and stockholders’ (deficit)	$12,724	$28,250	$-	$40,974

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2014

	Blue Water Bar & Grill, Inc. 12/31/14	Blue Water Bar & Grill, N.V. 12/31/14	Pro Forma Adjustments	Pro Forma Consolidated

Revenues, net	$10,000	$-	$-	$10,000

Cost of revenues	-	-	-	-

Gross profit	10,000	-	-	10,000

Operating expenses:
General and administrative	2,885	-	-	2,885
Accounting fees	5,000	-	-	5,000
Consulting fees	275	-	-	275
Legal fees	73,000	-	-	73,000
Total operating expenses	81,160	-	-	81,160

(Loss) from operations	(71,160)	-	-	(71,160)

Other income (expense):
Interest expense	(10)	-	-	(10)
Total other income (expense)	(10)	-	-	(10)

Net (loss)	$(71,170)	$-	$-	$(71,170)

Loss per share, basic and diluted	(0.00)	0.00	-	(0.00)

Weighted average number of common shares outstanding, basic and diluted	101,150,000	30	-	101,150,130

This acquisition was completed in accordance to ASC 805-50-50-3 through 4 and ASC 805-10-5.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2015 and 2014 is summarized as follows:

	For the fiscal year ended December 31,
	2015	2014

Construction in progress	$637,869	$28,250
Subtotal	637,869	28,250

Less accumulated depreciation	-	-

Property and equipment, net	$637,869	$28,250

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives.  Construction in process is comprised of the accumulated costs of construction of a Blue Water Bar & Grill™ restaurant in St. Maarten, Dutch West Indies with completion expected in Fall 2016 at a projected completion cost of $1.1 million.  Once in service, an estimated life will be established and depreciation will begin.

When property and equipment is retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Depreciation expense was $-0- and $-0- for the fiscal years ended December 31, 2015 and 2014, respectively

NOTE 7 – CONTINGENCY/LEGAL

As of December 31, 2015, and during the preceding ten years, no director, person nominated to become a director or executive officer, or promoter of the Company has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities.  However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted.  Any adverse result in these or other legal matters could arise and cause harm to the Company’s business.  The Company currently is not party to any claim or litigation the outcome of which, if determined adversely to the Company, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company’s business.

NOTE 8 – RELATED PARTY TRANSACTIONS

During the fiscal years ended December 31, 2015 and 2014, Blue Water Global Group, Inc. paid $609,728 and $11,275, respectively, in expenses on behalf of the Company.  Since inception on July 27, 2013, Blue Water Global Group has paid an aggregate of $621,003 in expenses on behalf of the Company.  These expenses were included in the financial statements under Additional Paid-In Capital.

As of December 31, 2015 and 2014, the Company had outstanding accounts payable to Taurus aggregating $102,749 and $28,350, respectively, for expenses paid on behalf of the Company which has been accounted for as a short-term note payable to a related party.  As of December 31, 2015 this note payable had accrued $8,683 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

During the fiscal year ended December 31, 2015, the Company had a note payable to a related party stockholder in the amount of $100.  This note was paid in full on December 4, 2015.  During the fiscal year ended December 31, 2015 this note accrued $11 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

NOTE 9 – SUBSEQUENT EVENTS

Share Issuances

On February 10, 2016, the Company issued 250,000 shares of restricted common stock to Blackbridge Capital, LLC in exchange for cash aggregating $25,000, or $0.10 a share.

On February 29, 2016, the Company issued 150,000 shares of restricted common stock to Tri-Bridge Ventures, LLC in exchange for cash aggregating $15,000, or $0.10 a share.

As of April 11, 2016, the Company had 108,009,530 shares of common stock issued and outstanding.

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by us in connection with this offering.  All amounts are estimates except for the registration fee.

Accounting and audit fees	$3,500
Legal fees and expenses	25,000
Printing and engraving expenses	500
SEC registration fee	437
Transfer agent fees	1,500
Total	$30,937

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including reasonable attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under Colorado law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception on June 27, 2013 through April 11, 2016.

On June 27, 2013, we issued 60,000,000 shares of common stock, $0.001 par value, to Gregory Galanis in consideration of his services to us as an officer and director.  We issued these shares as Founder’s Shares.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Galanis’s relationship with us he had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On June 27, 2013, we issued an aggregate of 20,000,000 shares of common stock to four consultants in consideration of their services in lieu of cash.  We valued these shares at $240,000, or $0.012 a share, based on the value of the services provided.  These shares were issued without any type of clawback provision and, as such, Blue Water expensed the full value of these issuances during the fiscal year ended December 31, 2013.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.  The following table summarizes these share issuances:

Consultant Name	Number of Shares Received	Aggregate Valuation ($)

Domenico Battaglia	5,000,000 shares of restricted common stock	$60,000
Natalia Ourbakh	5,000,000 shares of restricted common stock	$60,000
Annika Prim	5,000,000 shares of restricted common stock	$60,000
Nina Edstrom	5,000,000 shares of restricted common stock	$60,000
	20,000,000 shares of restricted common stock	$240,000

On August 9, 2013, we issued 250,000 shares of common stock, $0.001 par value, to Michael Etheredge in consideration of his services to us as an executive officer.  We valued these shares at $3,000, or $0.012 a share, based on the value of the services provided.  These shares were issued without any type of clawback provision and, as such, Blue Water expensed the full value of this issuance during the fiscal year ended December 31, 2013.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Etheredge’s relationship with us he had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On December 2, 2013, we issued 20,000,000 shares of common stock to Blue Water Global Group, Inc. in consideration of its services in lieu of cash.  We valued these shares at $240,000, or $0.012 a share, based on the value of the services provided.  These shares were issued without any type of clawback provision and, as such, Blue Water expensed the full value of this issuance during the fiscal year ended December 31, 2013.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Blue Water Global Group, Inc. had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On September 28, 2015, we issued an aggregate of 6,000,000 shares of common stock to three consultants in consideration of their services in lieu of cash.  We valued these shares at $60,000, or $0.01 a share, based on the value of the services provided.  These shares were issued without any type of clawback provision and, as such, Blue Water expensed the full value of these issuances during the fiscal year ended December 31, 2015.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.  The following table summarizes these share issuances:

Consultant Name	Number of Shares Received	Aggregate Valuation ($)

Dignitas Consulting, LLC	1,500,000 shares of restricted common stock	$15,000
Mark Maradei	1,500,000 shares of restricted common stock	$15,000
Seaside Advisors, LLC	3,000,000 shares of restricted common stock	$30,000
	6,000,000 shares of restricted common stock	$60,000

On December 16, 2015, we issued an aggregate of 459,500 shares of common stock to six consultants in consideration of their services in lieu of cash.  We valued these shares at $60,000, or $0.01 a share, based on the value of the services provided.  These shares were issued without any type of clawback provision and, as such, Blue Water expensed the full value of these issuances during the fiscal year ended December 31, 2015.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.  The following table summarizes these share issuances:

Consultant Name	Number of Shares Received	Aggregate Valuation ($)

Aaron Mase	155,000 shares of restricted common stock	$1,550
John Kile	55,000 shares of restricted common stock	$550
Douglas Wright	12,500 shares of restricted common stock	$125
Thomas Armbruster	73,000 shares of restricted common stock	$730
Thomas Drechsler	70,000 shares of restricted common stock	$700
Thomas McCue	94,000 shares of restricted common stock	$940
	459,500 shares of restricted common stock	$4,595

On February 10, 2016, we issued 250,000 shares of restricted common stock to Blackbridge Capital, LLC (“Blackbridge”) in exchange for cash aggregating $25,000.00, or $0.10 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship with us, Blackbridge had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued carried registration rights and bore an appropriate restrictive legend.

On February 29, 2016, we issued 150,000 shares of restricted common stock to Tri-Bridge Ventures, LLC (“Tri-Bridge”) in exchange for cash aggregating $15,000.00, or $0.10 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship with us, Tri-Bridge had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued carried registration rights and bore an appropriate restrictive legend.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The listed exhibits are filed with this Registration Statement:

Exhibit Number	Title of Document	Location

3.1	Articles of Incorporation	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) file on April 22, 2014
3.2	Bylaws	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) file on April 22, 2014
3.3	Amendment to Articles of Incorporation dated June 13, 2013	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) file on April 22, 2014
3.4	Amended Articles of Incorporation Effected October 14, 2015	Incorporated by reference to current report on Form 8-K filed on October 15, 2015
3.5	Certificate of Designation for Series A Preferred Stock dated November 2, 2015	Incorporated by reference to current report on Form 8-K filed on November 2, 2015
5.1	Legal Opinion of Eilers Law Group, P.A.	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-209989) file on April 11, 2016
10.1	Form of Stock Subscription Agreement	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-209989) file on April 11, 2016
10.2	Stock Purchase Agreement dated December 15, 2015	Incorporated by reference to current report on Form 8-K/A filed on April 4, 2016
10.3	Reservation Agreement dated June 16, 2014	Filed herewith
23.1	Consent of M & K CPAS, PLLC, Independent Registered Public Accounting Firm	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-209989) file on April 11, 2016
23.2	Consent of Legal Counsel	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-209989) file on April 11, 2016

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c)

Include any additional or changed material information on the plan of distribution.

2)

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)

To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4)

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

d)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in  the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Maarten, Dutch West Indies on the 28th day of April, 2016.

BLUE WATER BAR & GRILL, INC.

By:

/s/ J. Scott Sitra

J. Scott Sitra

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on April 28, 2016:

By:

/s/ J. Scott Sitra

J. Scott Sitra

President, Chief Executive Officer,

Secretary, Treasurer, Chief Financial Officer,

Principal Executive Officer,

Principal Financial Officer,

Principal Accounting Officer, and Sole Director